UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ADVANCED DRAINAGE SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 23, 2016

Dear Stockholder:

I cordially invite you to attend the 2016 Annual Meeting of Stockholders of Advanced Drainage Systems, Inc., which will be held on Thursday, October 27, 2016 at 10:00 a.m., Eastern Time, at the Athletic Club of Columbus, 136 East Broad Street, Columbus, Ohio 43215.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders.

Stockholders of record at the close of business on September 20, 2016 are entitled to vote at the 2016 Annual Meeting. Regardless of the number of shares you own, your vote is important. I urge you to vote as soon as possible by telephone, the Internet or by signing, dating and returning the enclosed proxy card by mail, even if you plan to attend the meeting.

I look forward to seeing you at the 2016 Annual Meeting.

Very truly yours,

Joseph A. Chlapaty

President and Chief Executive Officer

ADVANCED DRAINAGE SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 27, 2016

The Annual Meeting of Stockholders of Advanced Drainage Systems, Inc. (the “Company”) will be held on Thursday, October 27, 2016 at 10:00 a.m., Eastern Time, at the Athletic Club of Columbus, 136 East Broad Street, Columbus, Ohio 43215.

The purposes of the meeting are:

1. To elect three directors, described in the proxy statement, nominated for a term to expire at the 2018 Annual Meeting and to elect three directors, described in the proxy statement, nominated for a term to expire at the 2019 Annual Meeting;

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending on March 31, 2017;

3. To hold a non-binding advisory vote on the compensation for the Company’s named executive officers, as disclosed in the proxy statement;

4. To hold a non-binding advisory vote on whether a non-binding advisory vote on the compensation for the Company’s named executive officers should be held every one, two or three years; and

5. To consider and act upon such other matters as may properly be brought before the meeting, or any adjournment or postponement thereof.

These matters are more fully described in the proxy statement. The Board of Directors recommends that you vote “FOR ALL” of the nominated directors, “FOR” the ratification of the Company’s independent registered public accounting firm, “FOR” the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers and “ONE YEAR” with respect to how frequently a non-binding stockholder advisory vote on the compensation of the Company’s named executive officers should occur. The Board of Directors knows of no other matters at this time that may be properly brought before the meeting.

Stockholders of record at the close of business on September 20, 2016 are entitled to notice of, and to vote at the Annual Meeting and any subsequent adjournments or postponements. A list of these stockholders will be available for inspection for 10 days preceding the Annual Meeting at our corporate headquarters, 4640 Trueman Boulevard, Hilliard, Ohio 43026. The notice of annual meeting, proxy statement and proxy card are first being mailed or made available to stockholders on or about September 26, 2016.

Your vote is very important to us. Whether or not you expect to attend the Annual Meeting, we urge you to consider the proxy statement carefully and to promptly vote your shares either by (1) voting through the internet at the website or by telephone at the telephone number shown on the proxy card; or (2) if you received paper copies of your proxy materials in the mail, complete, date, sign, and return the enclosed proxy card as promptly as possible. Completing a proxy card or voting through the internet or telephone will not prevent you from voting in person should you be able to attend the meeting, but will assure that your vote is counted, if, for any reason, you are unable to attend. Our proxy tabulator, Broadridge Financial Solutions, Inc. must receive any proxy that will not be delivered in person to the Annual Meeting by 11:59 p.m., Eastern Time on October 26, 2016.

You will be required to bring certain documents with you to be admitted to the Annual Meeting. Please read carefully the sections in the proxy statement on attending and voting at the Annual Meeting to ensure that you comply with these requirements.

By Order of the Board of Directors

Scott A. Cottrill

Corporate Secretary

Hilliard, Ohio

September 23, 2016

PROXY STATEMENT

Advanced Drainage Systems, Inc. (which we refer to as “we,” “us,” “our,” “ADS” or the “Company”) is furnishing this proxy statement in connection with the solicitation by our Board of Directors (our “Board”) of proxies to vote at the Annual Meeting of Stockholders on October 27, 2016 (the “Annual Meeting” or the “2016 Annual Meeting”), or at any adjournment or postponement thereof, at the Athletic Club of Columbus, 136 East Broad Street, Columbus, Ohio 43215. A copy of this proxy statement, the proxy card and our Annual Report for the fiscal year ended March 31, 2016 can be found at the web address www.proxyvote.com. We first sent these proxy materials to our stockholders on or about September 26, 2016.

This proxy statement relates to the annual meeting of our stockholders which has been delayed until the Company filed its Annual Report on Form 10-K for the fiscal year ended March 31, 2016 (the “Fiscal 2016 Form 10-K”) with the Securities and Exchange Commission (the “SEC”), which was completed and filed with the SEC on September 15, 2016. As previously disclosed, the delay in filing the Fiscal 2016 Form 10-K resulted from the need for the Company to complete its fiscal year 2015 audit as well as complete the restatement of certain historical financials and thereafter file its fiscal year 2015 Form 10-K and related fiscal 2015 quarterly reports. As a result of the foregoing delays, the Company also had to postpone its 2015 annual stockholders’ meeting to fulfill its financial reporting obligations. Accordingly, the meeting for which this solicitation is being made includes the election of both classes of directors whose terms are up for election as further described in this proxy statement.

References in this proxy statement to the Company’s “2018 Annual Meeting” and “2019 Annual Meeting” shall mean the annual meeting of stockholders to occur following each of the fiscal years ended March 31, 2018 and 2019, respectively.

QUESTIONS AND ANSWERS ABOUT

THIS PROXY STATEMENT AND THE ANNUAL MEETING

Who is soliciting my proxy with this Proxy Statement?

The Company is soliciting your proxy in connection with the Company’s 2016 Annual Meeting.

Where and when will the meeting be held?

This year’s meeting will be held on October 27, 2016, at the Athletic Club of Columbus, 136 East Broad Street, Columbus, Ohio 43215. The meeting will begin at 10:00 a.m. (Eastern Time).

What will be voted on at the meeting?

At the meeting, stockholders will be asked to approve the election of six directors (three for terms expiring at the 2018 Annual Meeting and three for terms expiring at the 2019 Annual Meeting), approve the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31 2017, approve, in a non-binding advisory capacity, the Company’s named executive officer compensation, recommend, in a non-binding advisory capacity, whether the stockholder vote to approve the compensation of our named executive officers should occur every one, two or three years and transact such other business as may properly come before the 2016 Annual Meeting or any adjournment or postponement thereof.

What if I wish to attend the meeting?

Attendance at the meeting is limited to the Company’s stockholders and its invited guests. If you are a stockholder and wish to attend the meeting, you should so indicate in the space provided on the enclosed proxy card. This will assist with meeting preparations and expedite your admission to the meeting. If you hold shares in your name, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares through a bank or broker (i.e., in “street name”), you also will need proof of ownership, such as a recent account statement or letter from your bank or broker, along with proper identification.

Even if you wish to attend the meeting, we urge you to cast your vote prior to the meeting using the enclosed proxy card or voting via the Internet or telephone. If you choose to vote in person at the meeting, it will revoke any previous proxy submitted. If you hold your shares in street name and wish to vote in person at the meeting, you must provide a legal proxy obtained from your bank or broker.

Please note that participants in the Advanced Drainage Systems, Inc. Employee Stock Ownership Plan may not vote in person at the meeting, as only the Trustee of such Plan and its related trust is authorized to vote shares held by participants on their behalf. See below under “If I am a participant in the Advanced Drainage Systems, Inc. Employee Stock Ownership Plan, how do I vote?”

Who is entitled to vote at the meeting?

The record date for this meeting is September 20, 2016. On that date, the Company had 55,075,050 shares of common stock (“Common Stock”) outstanding and 24,428,832 shares of redeemable convertible preferred stock (the “ESOP Preferred Stock”) outstanding. Holders of our Common Stock and ESOP Preferred Stock are entitled to one vote for each share held as of the September 20, 2016 record date. Holders of our Common Stock and ESOP Preferred Stock will vote as a single class on all matters described in this proxy statement. Stockholders may not cumulate votes in the election of directors.

If I am a stockholder of record of Common Stock, how do I vote?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC, you are considered the stockholder of record with respect to those shares and you may cast your vote in person at the meeting or by any one of the following ways:

•	By Telephone: You may call the toll-free number indicated on your proxy card. Follow the simple instructions and use the personalized control number specified on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

•	Over the Internet: You may visit the website indicated on your proxy card. Follow the simple instructions and use the personalized control number specified on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

•	By Mail: You may mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the 2016 Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you request printed copies of these proxy materials by mail, you will receive a voting instruction form.

If I am a participant in the Advanced Drainage Systems, Inc. Employee Stock Ownership Plan, how do I vote?

If you are a participant in the Advanced Drainage Systems, Inc. Employee Stock Ownership Plan and trust (the “ESOP”), you have the right to instruct Fifth Third Bank, as administrative trustee of the ESOP (the “ESOP Trustee”), to vote the shares of ESOP Preferred Stock allocated to your ESOP account. If no instructions are given or if your voting instructions are not received by the deadline shown on the enclosed proxy card, the ESOP Trustee will vote the uninstructed shares in the same proportion in which it has received voting instructions.

Please note that participants in the ESOP may not vote in person at the meeting, as only the ESOP Trustee is authorized to vote the shares of ESOP Preferred Stock allocated to participants’ accounts.

What if I want to change my vote?

If you want to change your vote, you may revoke your proxy by:

•	Submitting your vote at a later time via the Internet or telephone prior to the 2016 Annual Meeting;

•	Submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting;

•	For stockholders, attending the Annual Meeting and voting in person (if you do revoke your proxy during the meeting, it will not, of course, affect any vote that has already been taken); or

•	Providing notice, either in writing before the meeting to: Secretary, Advanced Drainage Systems, Inc., 4640 Trueman Boulevard, Hilliard, Ohio 43026 USA or at the meeting itself.

What if I submit a proxy without giving specific voting instructions?

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxies on the proxy card will vote your shares:

•	FOR the election of the six nominees for Director named on page 5.

•	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2017.

•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

•	FOR submitting the advisory vote on compensation of our named executive officers to the stockholders every year.

•	In accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

If you are a registered stockholder and do not submit a proxy, you must attend the meeting in order to vote your shares.

If you hold shares in “street name,” your shares may be voted on certain matters even if you do not provide voting instructions to your bank or broker. Banks and brokers have the authority under the rules of the New York Stock Exchange (“NYSE”) to vote shares for which their customers do not provide voting instructions on certain routine matters. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is considered a routine matter for which banks and brokers may vote without specific instructions from their customers. You must provide voting instructions to your bank or broker for your shares to be voted on all other matters presented at the 2016 Annual Meeting.

If you are a participant in the ESOP and do not instruct Fifth Third Bank, as ESOP Trustee, to vote the shares allocated to your ESOP account, or if your voting instructions are not received by the deadline shown on the enclosed voting instruction form, Fifth Third Bank will vote the uninstructed shares in the same proportion in which it has received voting instructions.

What should I do if I have questions?

If you have any questions or require any assistance with voting your shares of Common Stock or with respect to instructing the trustee of the ESOP with respect to any shares of ESOP Preferred Stock, please contact Scott A. Cottrill, the Company’s corporate secretary, at (614) 658-0050.

PROPOSAL ONE: ELECTION OF DIRECTORS

Board Composition

Our business and affairs are managed under the direction of our Board. We currently have nine directors. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

Our Board is divided into three classes of directors serving staggered terms of three years each. Generally, at each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring. Our directors are currently separated into the following classes:

•	Our Class I directors are Joseph A. Chlapaty, Tanya Fratto and Carl A. Nelson, Jr.;

•	Our Class II directors are Robert M. Eversole, Alexander R. Fischer and M.A. (Mark) Haney; and

•	Our Class III directors are C. Robert Kidder, Richard A. Rosenthal and Abigail S. Wexner.

The terms of our Class I directors are set to expire upon the election and qualification of successor directors at our next annual meeting of stockholders to be held in 2017. The terms of our Class II directors were scheduled to expire at the annual meeting of stockholders originally scheduled to be held in 2015 and the Class III directors’ terms are scheduled to expire at this Annual Meeting. As a result of the restatement of prior year consolidated financial statements and the delay in holding our 2015 annual meeting, the terms of Class II and Class III directors will be expiring at this Annual Meeting. Accordingly, we will be electing three directors for terms expiring at the 2018 Annual Meeting and three directors for terms expiring at the 2019 Annual Meeting.

Any vacancies in our classified Board will be filled by the remaining directors and the elected person will serve the remainder of the term of the class to which he or she is appointed. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board to satisfy their oversight responsibilities effectively in light of our business and structure, our Board focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth below. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. We also value the experience that our directors bring from their service on other boards.

Effective August 4, 2016, David L. Horing provided notice of his resignation from our Board and any committees thereof. Mr. Horing’s resignation did not result from a disagreement with the Company on any matter relating to the Company’s operation, policies or practices. On August 4, 2016, the Board appointed Carl A. Nelson, Jr. as a Class I director to fill the vacancy created by the departure of Mr. Horing.

Election of Directors

The Class II directors to be elected at the 2016 Annual Meeting will serve a term that expires at the 2018 Annual Meeting. The Board has nominated Messrs. Eversole, Fischer and Haney for re-election as Class II directors. All of the nominees have indicated a willingness to stand for re-election and to serve if re-elected.

The Class III directors to be elected at the 2016 Annual Meeting will serve a term that expires at the 2019 Annual Meeting. The Board has nominated Messrs. Kidder and Rosenthal and Ms. Wexner for re-election as Class III directors. All of the nominees have indicated a willingness to stand for re-election and to serve if re-elected.

Although it is anticipated that each nominee will be available to serve as a director, should any nominee be unable to serve, the proxies will be voted by the proxy holders in their discretion for another person properly designated. Each nominee recommended by the Board to stockholders was recommended to the Board by the nominating and corporate governance committee.

The following paragraphs describe the business experience and education of Messrs. Eversole, Fischer and Haney who have been nominated for terms expiring at the 2018 Annual Meeting.

Robert M. Eversole. Mr. Eversole became a director in 2008. Mr. Eversole is a Principal of Stonehenge Partners, Inc., a private investment capital firm and has been continuously employed as such since 2007. Prior to joining Stonehenge Partners, Mr. Eversole spent 22 years with Fifth Third Bank, most recently as President and Chief Executive Officer of Central Ohio, and additionally served as Regional President for Fifth Third Bancorp affiliate banks in Western Ohio, Central Florida and Ohio Valley. He also served as a member of the Fifth Third Bancorp Operating Committee. Mr. Eversole currently serves on the boards of directors for certain privately-held companies. Mr. Eversole is a graduate of The Ohio State University and has completed a number of executive education programs. We believe that Mr. Eversole’s extensive background in private equity and commercial banking, his expertise on financial matters and his extensive leadership and management experience make him qualified to serve as a member of our Board.

Alexander R. Fischer. Mr. Fischer became a director in 2014. Mr. Fischer has been the President and CEO of the Columbus Partnership, an organization of CEOs focused on civic, philanthropic, education and economic development opportunities in Columbus, Ohio, since 2009. Prior to his role at the Columbus Partnership, Mr. Fischer worked at Battelle Memorial Institute, a science and technology company, from 2002-2009, where he served as Senior Vice President for Business and Economic Development, Vice President of Commercialization, and Director of Technology Transfer and Economic Development. Mr. Fischer has also worked in the public sector, as Commissioner of Economic Development, Deputy Governor and the Chief of Staff for the State of Tennessee from 1997 to 2002. In the past he has served on the boards of directors for a variety of for-profit and not-for profit organizations, and currently serves on the boards of Nationwide Children’s Hospital, The Ohio State University, Columbus 2020, and The Ohio State Innovation Foundation. Mr. Fischer graduated from the University of Tennessee with a B.S. in Economics and Public Administration and also received a Master’s of Science in Urban Planning and Economic Development from the University of Tennessee. We believe that Mr. Fischer’s executive management experience, his knowledge of economic development and commercialization and the knowledge he has gained from his extensive involvement in the public policy sectors make him qualified to serve as a member of our Board.

M.A. (Mark) Haney. Mr. Haney became a director in 2014. Mr. Haney retired in December 2011 from Chevron Phillips Chemical Company LP, a chemical producer, where he served as Executive Vice President of Olefins and Polyolefins from January 2011 until his retirement. From 2008 to 2011, Mr. Haney served as Senior Vice President, Specialties, Aromatics and Styrenics. He also served as Vice President of Polyethylene and President of Performance Pipe. Prior to joining Chevron Phillips Chemical Company, Mr. Haney held numerous management positions with Phillips Petroleum Company. Mr. Haney currently serves on the board of directors of Phillips 66 Partners LP. Mr. Haney attended West Texas University and majored in chemistry. We believe that Mr. Haney’s extensive executive and management experience and his understanding of the petro-chemicals industry and the raw materials used in our products make him qualified to serve as a member of our Board.

The following paragraphs describe the business experience and education of Messrs. Kidder and Rosenthal and Ms. Wexner who have been nominated for terms expiring at the 2019 Annual Meeting.

C. Robert Kidder. Mr. Kidder became a director in 2014. Mr. Kidder also serves as the Lead Independent Director on our Board. Mr. Kidder served as Chairman and Chief Executive Officer of 3Stone Advisors LLC, a

private investment firm, from 2006 to 2011, and as non-executive Chairman of the Board of Chrysler Group LLC from 2009 to 2011. He was a Principal at Stonehenge Partners, Inc., a private investment firm, from 2004 to 2006. Mr. Kidder served as President of Borden Capital, Inc., a company that provided financial and strategic advice to the Borden family of companies, from 2001 to 2003. He was Chairman of the Board from 1995 to 2004 and Chief Executive Officer from 1995 to 2002 of Borden Chemical, Inc. (formerly Borden, Inc.), a forest products and industrial chemicals company. Mr. Kidder was Chairman and Chief Executive Officer and President of Duracell International Inc. Prior to joining Duracell International Inc., Mr. Kidder worked in planning and development at Dart Industries and as a management consultant with McKinsey & Co. Mr. Kidder currently serves on the boards of directors of Merck & Co., Inc. and Microvi Biotech Inc. and previously served on the board of directors of Morgan Stanley from 1997 to 2015. Mr. Kidder earned a B.S. in industrial engineering from the University of Michigan and a graduate degree in industrial economics from Iowa State University. We believe Mr. Kidder’s extensive financial and senior executive experience, including in business development, operations and strategic planning, as well as knowledge he has gained through his directorship service at other public companies, make him qualified to serve as a member of our Board.

Richard A. Rosenthal. Mr. Rosenthal became a director in 1988. Mr. Rosenthal retired from the University of Notre Dame du Lac in 1995 after successfully serving as Athletic Director for eight years. Prior to his service as athletic director and following a professional basketball career, Mr. Rosenthal held several leadership roles in banking, including as Executive Vice President of Indiana Bank & Trust as well as serving over 25 years as Chairman and CEO of St. Joseph Bancorp. He formerly served on the boards of directors of LaCrosse Footwear, St. Joseph Capital Bank, Beck Corp., and two advisory boards of venture capital funds. Mr. Rosenthal holds a bachelor’s degree in Finance from the University of Notre Dame du Lac and is a former Chairman and current member of the Business Advisory Council of the University of Notre Dame du Lac Mendoza College of Business. We believe that Mr. Rosenthal’s extensive financial and senior executive experience, as well as knowledge he has gained through his directorship service with other companies, make him qualified to serve as a member of our Board.

Abigail S. Wexner. Ms. Wexner became a director in 2014. Ms. Wexner is the Chairman and CEO of Whitebarn Associates, a private investment company. She is a member and former Chair of the boards of directors of Nationwide Children’s Hospital. She is Founder and Chair of the boards of The Center for Family Safety & Healing (f/k/a Columbus Coalition Against Family Violence) and KidsOhio.org, Vice Chair of the board of KIPP Columbus, and a Trustee of The Ohio State University, The Columbus Downtown Development Corporation, The Columbus Partnership, Pelotonia, The Wexner Medical Center, The Wexner Foundation, The Columbus Jewish Federation, The Wexner Center Foundation and the United States Equestrian Team Foundation. Ms. Wexner also serves as a director of L Brands (formerly Limited Brands, Inc.). Ms. Wexner graduated from Columbia University and New York University School of Law. We believe Ms. Wexner’s executive and legal experience, as well as her expertise with respect to a wide range of organizational, philanthropic and public policy issues make her qualified to serve as a member of our Board.

Directors Not Up for Re-Election

The following paragraphs describe the business experience and education of our Class I directors (not standing for re-election).

Joseph A. Chlapaty. Mr. Chlapaty joined us in 1980 and has served as Chairman of our Board since 2008, a director since 1988, President since 1994 and Chief Executive Officer since 2004. From 1980 to 1994, Mr. Chlapaty served as our Vice President and Chief Financial Officer. Before joining us, Mr. Chlapaty served as Corporate Accounting Manager, Assistant Treasurer, and Treasurer for Lindberg Corporation and prior to that was with Arthur Andersen LLP. Mr. Chlapaty serves on the advisory board to Fifth Third Bank of Columbus, and is also a member or former member of several not-for profit boards, including Nationwide Children’s Hospital, KIPP Journey Academy, The Columbus Foundation, Ohio Foundation of Independent Colleges, the University of Dubuque and Marietta College. Mr. Chlapaty holds a bachelor’s degree in Business Administration from the University of Dubuque and an MBA from DePaul University. We believe that Mr. Chlapaty’s leadership capabilities, his thorough knowledge of all facets of our business and operations and his deep understanding of our history, culture and the markets in which we operate make him qualified to serve as a member of our Board.

Tanya Fratto. Ms. Fratto became a director in 2013. Prior to that, Ms. Fratto spent over 30 years with global industrial companies and private equity. She was Chief Executive Officer of Diamond Innovations, Inc., a world-leading manufacturer of industrial diamonds and cubic boron nitride used in oil and gas, infrastructure, automotive, aerospace, and electronics industries. In addition, she enjoyed a successful 20-year career with General Electric. Her experience has ranged from profit and loss ownership, product management and operations, to Six Sigma and supply chain management, spending time in GE Aerospace, GE Plastics, Corporate Sourcing, GE Appliances, and GE Consumer Service. Ms. Fratto holds a BS in Electrical Engineering from the University of South Alabama. She currently sits on the board of Smiths Global Plc, a global technology company. We believe that Ms. Fratto’s extensive executive and management experience as well as her experience managing global operations and the insights gained from those experiences make her qualified to serve as a member of our Board.

Carl A. Nelson, Jr. Mr. Nelson was appointed as a director on August 4, 2016. Mr. Nelson currently serves on the board of Star Leasing Company, a $115 million ESOP-owned company that leases semi-trailers through nine facilities across seven states. He also serves on the board of Worthington Industries, a $3 billion diversified metal processing company, where he has been the audit committee chair since 2004 and a member of the executive committee. Prior to his retirement in 2002 after 31 years of service, Mr. Nelson was a partner with Arthur Andersen, LLP, where he served as Managing Partner of the Columbus, Ohio office and was the leader of the firm’s consulting services for the products industry in the United States. Mr. Nelson has taught in the MBA and executive education programs at The Ohio State University and is a member of the Dean’s Advisory Council for the Fisher College of Business at The Ohio State University. Mr. Nelson received his B.S. in Accounting from The Ohio State University and a Masters of Business Administration from the University of Wisconsin and is a Certified Public Accountant. We believe that Mr. Nelson’s public company accounting expertise and his years of experience as a business consultant on a variety of projects involving strategic planning, acquisitions, financial matters and executive coaching make him qualified to serve as a member of our Board.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the election of each of Messrs. Eversole, Fischer, Haney, Kidder and Rosenthal and Ms. Wexner.

Vote Required

The election of directors is by plurality vote of holders of our Common Stock and our ESOP Preferred Stock, voting together as a single class present in person or by proxy at the Annual Meeting and entitled to vote thereon, with the nominees receiving the highest vote totals to be elected as directors. Brokers non-votes and abstentions are not counted toward the election of directors or toward the election of individual nominees specified on the proxy and therefore, broker non-votes and abstentions shall have no effect on this proposal.

If you return a proxy card without giving specific voting instructions, then your shares will be voted “FOR” the election of Messrs. Eversole, Fischer, Haney, Kidder and Rosenthal and Ms. Wexner.

If you hold your shares in “street name” and do not provide specific voting instructions to the bank or broker or do not obtain a proxy from such bank or broker to vote those shares, then your shares will not be voted in the election of Directors.

CORPORATE GOVERNANCE

Certain Information Regarding our Directors and Executive Officers

The name and age of each director, nominee and executive officer and the positions held by each of them as of the date of this proxy statement are as follows

Name	Age	Class	Position(s)
Joseph A. Chlapaty	70	Class I	Chairman of the Board of Directors, Director, President and Chief Executive Officer
Scott A. Cottrill	51	—	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Thomas M. Fussner	59	—	Executive Vice President and Co-Chief Operating Officer
Ronald R. Vitarelli	49	—	Executive Vice President and Co-Chief Operating Officer
Robert M. Klein	53	—	Executive Vice President, Sales
Kevin C. Talley (1)	44	—	Executive Vice President and Chief Administrative Officer
Ewout Leeuwenburg	50	—	Senior Vice President, International
Robert M. Eversole	54	Class II	Director
Alexander R. Fischer	49	Class II	Director
Tanya Fratto	55	Class I	Director
M.A. (Mark) Haney	61	Class II	Director
C. Robert Kidder	72	Class III	Lead Independent Director
Carl A. Nelson, Jr.	71	Class I	Director
Richard A. Rosenthal	83	Class III	Director
Abigail S. Wexner	54	Class III	Director

(1)	On August 4, 2016, the Board appointed Kevin C. Talley to serve as Executive Vice President and Chief Administrative Officer of the Company.

Executive Officers who are not Directors

Scott A. Cottrill joined us in November 2015 as Executive Vice President, Chief Financial Officer, Secretary and Treasurer. Mr. Cottrill comes to the Company with extensive financial reporting, accounting and corporate finance experience. From 2012 to November 2014, Mr. Cottrill served as Executive Vice President and Chief Financial Officer of Jeld-Wen, Inc., a leading global manufacturer of windows, doors and treated composite trim and panels, and from November 2014 to February 2015 as an Executive Vice President of Jeld-Wen, Inc. From 1998 to 2012, Mr. Cottrill held various finance and accounting positions with Goodrich Corporation, including from 2005 to 2012 the position of Vice President, Controller and Chief Accounting Officer and from 2002 to 2005 the position of Vice President, Internal Audit. Prior to joining Goodrich, Mr. Cottrill worked at PricewaterhouseCoopers LLP from 1987 to 1998 Mr. Cottrill holds a bachelor’s degree in Accounting from The Pennsylvania State University and is also a Certified Public Accountant.

Thomas M. Fussner joined us in October 1989 and has served as Executive Vice President since February 2006 and Co-Chief Operating Officer since November 2009. Mr. Fussner joined us as Director, Supplier Relations and has held advancing leadership roles in our manufacturing and operations functions, including being named Vice President, Manufacturing Operations in July 1995 and Senior Vice President, Manufacturing Operations in January 2009. He currently oversees our manufacturing, logistics, procurement, manufacturing engineering, operational services and information technology functions. Prior to joining us, he spent seven years at the lighting division of General Electric in plant, product, and customer service management positions. Mr. Fussner holds a bachelor’s degree in Chemistry from Colgate University and an M.B.A. with a concentration in Operations Management from the University of Michigan.

Ronald R. Vitarelli joined us in November 1988 and has served as Executive Vice President & Co-Chief Operating Officer since November 2011. Mr. Vitarelli joined us as a Sales Representative and was promoted to

Regional Sales Manager in December 1995. In July 2003, he was named General Manager of StormTech LLC, a manufacturer of underground storm water retention and detention systems that was a 50/50 joint venture of ours with Infiltrator Systems, Inc. Upon our acquisition of the remaining 50% interest in StormTech from Infiltrator in November 2009, Mr. Vitarelli rejoined us and continued to lead the StormTech business until March 2010, when he was named Vice President, Storm & Sanitary Markets. He currently oversees our sales, product development, market management, and engineering functions. Mr. Vitarelli holds a bachelor’s degree in Marketing from Providence College.

Robert M. Klein joined us in June 1992 and has served as Executive Vice President, Sales since February 2006. Upon joining us, Mr. Klein held several leadership positions in operations including Manager, Regional Manufacturing, Manager, Distribution Yards, Director, Purchasing and was named Vice President, Manufacturing Services in January 1999. In July 2001, he was named Vice President, Sales and Marketing and began providing leadership to our field sales, corporate account sales, marketing, customer service, and market analysis functions. Prior to joining us, he spent seven years at The Gerstenslager Company in manufacturing management positions. Mr. Klein holds a bachelor’s degree in Business Administration from Ashland College.

Kevin C. Talley joined us in October 2011 and has served as Executive Vice President & Chief Administrative Officer since August 2016. Mr. Talley joined us as Vice President, Human Resources providing overall leadership to our compensation, benefit, and talent management programs. He currently oversees our human resources, legal, risk management, office services, and aviation functions. Prior to joining us, he spent seventeen years at The Scotts Miracle-Gro Company in increasingly responsible human resources leadership positions, most recently as Vice President, Human Resources. Mr. Talley holds a bachelor’s degree in Employment Relations and Organizational Behavior from Miami University.

Ewout Leeuwenburg joined us in April 2001 and has served as Senior Vice President, International since November 2011. He began leading our international operations in December 2007 and was named Vice President, International in July 2008. Mr. Leeuwenburg joined us upon the completion of our acquisition of the Inline Drain & Drain Basin division of Nyloplast, USA in 2001. At the time of the acquisition, Mr. Leeuwenburg had been with Nyloplast, USA Inc. since July 1988 in various business development, operations, sales, and marketing manager positions, and had served as President, United States since July 1996. Upon joining us, he served as General Manager, Nyloplast and expanded his responsibilities to Director, Allied Products in September 2002. Mr. Leeuwenburg holds a bachelor’s degree in Mechanical Engineering from Hogeschool Rotterdam in the Netherlands.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company. Our Board reviews our Corporate Governance Guidelines at least annually. From time to time, the Board may revise our Corporate Governance Guidelines to reflect new regulatory requirements and evolving corporate governance practices. A copy of our Corporate Governance Guidelines is available on our website at www.ads-pipe.com.

Board Meetings and Attendance

During fiscal year 2015, the Board met eight times and during fiscal year 2016, the Board met 23 times. Each Director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. In accordance with the Company’s Corporate Governance Guidelines, the Directors are encouraged to attend the Annual Meetings of Stockholders.

Director Independence

Our common stock has been listed on the New York Stock Exchange, or NYSE, under the symbol “WMS” since July 25, 2014. Under the rules of the NYSE, independent directors must comprise a majority of our Board within a specified period after the completion of our IPO. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, our Board, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.

In fiscal year 2016, our Board undertook a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment, and affiliations, including family relationships, our Board has determined that none of our directors except for Mr. Chlapaty has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors, other than Mr. Chlapaty, is “independent” as that term is defined under the rules of the NYSE.

Except as otherwise described below, our Board has determined that those directors who serve on our audit committee, compensation and management development committee and nominating and corporate governance committee satisfy the independence standards for those committees established by the rules of the NYSE and (in the case of the audit committee) the applicable SEC rules. In making this determination, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our Board does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of our Board should be separate. The positions of the Chief Executive Officer and Chairman have historically been combined. Joseph A. Chlapaty serves as both Chief Executive Officer and Chairman. We believe that our stockholders are best served by having one person serve both positions. We further believe that combining the roles fosters accountability, effective decision-making and alignment between interests of our Board and management. Mr. Chlapaty also is able to use the in-depth focus and perspective gained in his executive function to assist our Board in addressing both internal and external issues affecting us.

When the Chairman is an affiliated director, or a member of management, or when the independent directors determine that it is in our best interest, the independent directors may annually appoint from among themselves a “Lead Independent Director.” The Lead Independent Director coordinates the activities of the independent directors and is authorized to call meetings of the independent directors, chairs executive sessions of the independent directors, and performs the other duties assigned from time to time by the Board. C. Robert Kidder is currently our Lead Independent Director.

Our Board recognizes that depending on future circumstances, other leadership models may become more appropriate. Accordingly, our Board will periodically review its leadership structure.

Board’s Role in Risk Oversight

The entire Board is engaged in risk management oversight. At the present time, our Board has not established a separate committee to facilitate its risk oversight responsibilities. Our Board expects to continue to monitor and assess whether such a committee would be appropriate. The audit committee assists our Board in its oversight of our risk management and the process established to identify, measure, monitor, and manage risks, in particular major financial risks. Our Board will receive regular reports from management, as well as from the audit committee, regarding relevant risks and the actions taken by management to address those risks.

Committees of the Board of Directors

Our Board has established an audit committee, a compensation and management development committee, a nominating and corporate governance committee and an executive committee, each of which has the composition and responsibilities described below. Our Board has adopted written charters for the audit committee, the compensation and management development committee and the nominating and corporate governance committee that comply with current federal law and applicable NYSE rules relating to corporate governance matters, which charters are available on our website (www.ads-pipe.com). Our Board may also establish from time to time any other committees that it deems necessary or desirable.

Audit committee

Our audit committee is comprised of Messrs. Eversole, Fischer, Haney and Ms. Fratto, with Mr. Eversole serving as the chairperson of the audit committee. Our audit committee met 23 times in fiscal year 2016 and nine times in fiscal year 2015. Mark L. Lovett also served on the audit committee until his resignation as a director effective as of December 10, 2014. With respect to Mr. Lovett’s service on the audit committee, our Board determined that Mr. Lovett was not independent for the purposes of audit committee membership, due to his employment with American Securities. American Securities is a significant stockholder through its affiliate, ASP ADS Investco, LLC. Accordingly, solely for the purpose of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, our Board concluded that Mr. Lovett was an affiliated person by virtue of his relationship with American Securities and thus not considered independent for purposes of Exchange Act Rule 10A-3, although he was considered to be independent for purposes of the rules of the NYSE. All of the members of the audit committee are financially literate and have accounting or related financial management expertise within the meaning of the rules of the NYSE. Our Board has determined that Mr. Eversole qualifies as an “audit committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.

Our audit committee is responsible for, among other things:

•	reviewing and approving the selection of our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Compensation and management development committee

Our compensation and management development committee is comprised of Messrs. Kidder, Rosenthal and Ms. Wexner and met five times in fiscal year 2016 and six times in fiscal year 2015. Mr. Kidder is the chairperson of our compensation and management development committee. Our compensation and management development committee is responsible for, among other things:

•	overseeing our compensation policies, plans, and benefit programs;

•	reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensations or arrangements;

•	reviewing the succession planning for our executive officers;

•	preparing the compensation committee report that the SEC requires to be included in our annual proxy statement; and

•	administrating our equity compensation plans.

Nominating and corporate governance committee

Our nominating and corporate governance committee is comprised of Messrs. Kidder, Fischer and Ms. Wexner and met one time in fiscal year 2016 and two times in fiscal year 2015. Ms. Wexner is the chairperson of our nominating and corporate governance committee. Our nominating and corporate governance committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our Board;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board;

•	overseeing the evaluation of our Board and management; and

•	recommending members for each board committee to our Board.

In identifying and evaluating director candidates, the nominating and corporate governance committee first considers the Company’s developing needs and desired characteristics of a new director, as determined from time to time by the nominating and corporate governance committee. The nominating and corporate governance committee then considers various candidate attributes, including the following: business, strategic, and financial skills; independence, integrity, and time availability; diversity of gender, race, and other personal characteristics; and overall experience in the context of the board of director’s needs.

The nominating and corporate governance committee will also consider director candidates recommended by the Company security holders. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates a candidate for nomination to the Board based on whether or not the candidate was recommended by a Company security holder.

Security holders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the Board at an annual meeting of stockholders must do so by delivering not less than ninety nor more than one hundred twenty calendar days prior to the first anniversary date of the preceding year’s annual meeting a written recommendation to the nominating and corporate governance committee c/o Advanced Drainage Systems, Inc., 4640 Trueman Boulevard, Hilliard, OH 43026, Attn: Chief Executive Officer and must meet the deadlines and other requirements set forth in the Company’s Bylaws and the rules and regulations of the Securities and Exchange Commission. Based on the current date of the 2016 Annual Meeting, a proposal for the 2017 Annual Meeting must be delivered no earlier than June 29, 2017 or later than July 29, 2017 to be timely. Each written recommendation must set forth, among other information as described more fully in the Company’s Bylaws:

•	the name and address of the Company security holder(s) on whose behalf the recommendation is being made;

•	the class or series and number of shares of Company stock that are, directly or indirectly, owned of record or beneficially owned by such security holder(s) on whose behalf the recommendation is being made as of the date of the written recommendation;

•	the proposed director candidate’s full legal name, age, business address and residential address;

•	a description of the proposed director candidate’s principal occupation or employment and business experience for at least the previous five years;

•	complete biographical information for the proposed director candidate;

•	a description of the proposed candidate’s qualifications as a director;

•	the class and number of shares of Company stock that are beneficially owned by the proposed director candidate as of the date of the written recommendation; and

•	any other information relating to the proposed director candidate that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended.

Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

If a proposed director candidate is recommended by a security holder in accordance with the procedural requirements discussed above, the Chief Executive Officer will provide the foregoing information to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate the proposed director’s candidacy and recommend whether the Board should nominate the proposed director candidate for election by the Company’s stockholders.

Executive committee

Our executive committee is comprised of Messrs. Chlapaty, Kidder and Rosenthal, meets between meetings of our Board, as needed, and has the power to exercise all the powers and authority of our Board with respect to matters delegated to the executive committee by our Board, except for the limitations under Section 141(c) of the Delaware General Corporation Law and/or applicable limitations under our organizational documents. Mr. Chlapaty is the chairperson of our executive committee.

Codes of Business Conduct and Ethics

Our Board has established a Code of Ethics for Senior Executive and Financial Officers that applies to our senior executive and financial officers, including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. We also maintain a Code of Business Conduct and Ethics that governs all of our directors, officers and employees. A copy of the Code of Ethics for Senior Executive and Financial Officers and the Code of Business Conduct and Ethics are available on our website at www.ads-pipe.com. We will promptly disclose any future amendments to these codes on our website, as well as any waivers from these codes for executive officers and directors. Copies of these codes will also be available in print from our Corporate Secretary, without charge, upon request.

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships between any member of our compensation and management development committee and any of our executive officers that require disclosure under the applicable rules promulgated under the federal securities laws.

How You May Communicate with Directors

Pursuant to the Company’s process for security holder communications, security holders wishing to communicate with the Board or an individual director may send a written communication to the Board or such director, c/o Advanced Drainage Systems, Inc., 4640 Trueman Boulevard, Hilliard, OH 43026, Attn: Chief Executive Officer.

Each communication must set forth the name and address of the Company security holder(s) on whose behalf the communication is sent and the number of Company shares that are beneficially owned by such security holder(s) as of the date of the communication. Each communication will be screened by the Company’s Chief Executive Officer to determine whether it is appropriate for presentation to the Board or such director. Communications determined by the Company’s Chief Executive Officer to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis. Any communications that concern questionable accounting or auditing matters involving the Company will be handled in accordance with the terms of the Company’s code of ethics.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis provides information regarding the material elements of our fiscal year 2016 compensation program for our “named executive officers,” also referred to as the “NEOs.” Our NEOs for fiscal year 2016 were:

•	Joseph A. Chlapaty, our President and Chief Executive Officer;

•	Scott A. Cottrill, our Executive Vice President, Chief Financial Officer, Secretary and Treasurer;

•	Mark B. Sturgeon, our former Executive Vice President, Chief Financial Officer, Secretary and Treasurer;

•	Thomas M. Fussner, our Executive Vice President and Co-Chief Operating Officer;

•	Ronald R. Vitarelli, our Executive Vice President and Co-Chief Operating Officer; and

•	Robert M. Klein, our Executive Vice President of Sales.

The compensation and management development committee of our Board, or the Committee, pursuant to its charter, is responsible for establishing, implementing and reviewing on an annual basis our compensation programs and actual compensation paid to our NEOs, except for our Chief Executive Officer, with respect to whom the Committee’s decisions are subject to review and final approval by our Board.

Executive Summary

We believe our compensation practices and our overall level of executive compensation are competitive and fair when compared with our established compensation peer group and reflect our commitment to performance-based pay. Our compensation programs are designed to align our NEOs’ interests with those of our stockholders by rewarding performance based on the metrics and goals the Committee establishes, with the objective of increasing long-term stockholder value. We believe that the total compensation mix of the NEOs between short-term and long-term compensation aligns the interests of our executives with those of our stockholders. Consistent with the Company’s compensation principles and objectives, as well as changes implemented prior to becoming a public company in July 2014, there were no substantial changes to the design of our compensation programs for our NEO’s in fiscal year 2016.

Through its design, the ADS Annual Cash Incentive Plan, or the Cash Incentive Plan, continues to reinforce our pay for performance culture and focuses our executives on critical short-term profitability and financial objectives, as well as achievement of individual performance and leadership objectives. The fiscal year 2016 awards under the Cash Incentive Plan reflect the Company’s performance versus the financial and individual performance thresholds the Committee established.

There were no awards made to any of our NEO’s from our long-term equity programs in fiscal year 2016. Base salary adjustments were approved by the Committee and Board based on the Company’s compensation practices for determining pay levels.

In structuring and making awards from our compensation programs, the Committee considers the competitiveness of our practices versus established peer companies and market practices as well as the linkage of our NEO’s total compensation to the sustained value they create. The summary below reflects our belief in having executive pay linked to stockholder value creation and alignment between our fiscal year 2016 executive compensation and our Company’s performance.

Our Compensation Philosophy and Principles

Our culture is based on delivering sustainable results; a philosophy we believe is best embodied by our core values of:

•	focusing on long-term growth and profitability;

•	creating an environment that promotes loyalty among employees, customers, and suppliers;

•	being sales and marketing driven;

•	being committed to innovation in product, process, and technology; and

•	ensuring quality throughout our products and organization.

The Committee and our management believe that fostering the core values referenced above requires a strong performance culture and compensation programs that align our executives’ interests with those of all of our stockholders by rewarding performance that meets or exceeds the goals established by the Committee and our Board.

Objectives: Our executive compensation programs are designed to achieve the following objectives:

•	drive the performance culture and company values;

•	reward sustained performance;

•	align compensation to stockholder’s interests; and

•	attract, retain, and motivate top talent.

Principles: The following principles guide decision making with our executive compensation programs:

•	structure total compensation levels within the competitive market range for similar executive roles, which is generally viewed as the pay range between +/- 15% of the median of the compensation peer group;

•	place greater emphasis on variable pay versus fixed pay; and

•	link the total compensation of our executives to the sustained value they create for our stockholders through the use of equity-based compensation.

Setting Pay Levels and Mix: When setting pay levels and mix the Committee exercises its discretion to position individual pay levels higher or lower in the competitive market range based on a subjective assessment of individual facts and circumstances, including the:

•	strategic importance of the position to our growth objectives;

•	individual experience, competency, skill, performance, and potential;

•	overall performance and contribution of the individual to the business performance; and

•	elapsed time since the last compensation adjustment.

Determining Executive Compensation

Role of our Compensation and Management Development Committee. Pursuant to authority delegated by our Board, the Committee is responsible for the design and implementation of our executive compensation policies and programs and determines the compensation for each of our executive officers other than the Chief Executive Officer consistent with the terms of the employment agreement for each NEO. In fiscal year 2016, our Board determined the compensation of Mr. Chlapaty, our Chief Executive Officer, based on the Committee’s recommendations and in accordance with Mr. Chlapaty’s employment agreement. A summary of the employment agreements currently in effect with each of our NEOs is described below under “— Employment Agreements.”

Role of Management. Our human resources department, in partnership with the Committee, supports the design and implementation of all executive compensation programs. Our finance department supports this process by providing financial analysis as part of the review of program design. Except with respect to his own compensation, our Chief Executive Officer has final management-level review of any compensation program before it is sent to the Committee for consideration and approval. The Committee has responsibility for approving our material compensation programs, including our equity compensation program. Management frequently consults with the Committee during the design process to obtain their direction and feedback on how the design of our executive compensation programs supports our overall strategy.

Role of Outside Consultants. In establishing the compensation peer group, benchmarking executive and board of director compensation, and ad hoc analysis, with the consent of the Committee, management engaged the services of Willis Towers Watson, a third-party executive compensation consultant, to assist management in connection with this process. As part of its engagement Willis Towers Watson has also assisted management by providing select advice regarding compensation tax issues, stock based accounting treatment as well as incentive design considerations for the Company’s executive benefit plans. Willis Towers Watson did not provide any services to us, or receive any payments from us, other than in their capacity described above.

Compensation Peer Group To enable the Company to benchmark our compensation programs, the Company uses a customized compensation peer group, developed with support from Willis Towers Watson. The Committee has determined that these companies reflect the compensation practices of companies with comparable lines of business, size, and operating characteristics.

Apogee Enterprises, Inc. Griffon Corporation Masonite International Corporation Ply Gem Holdings, Inc. Watts Water Technologies, Inc.	Eagle Materials Inc. Lindsay Corporation Mueller Water Products, Inc. Quanex Building Products Corporation	Gibraltar Industries, Inc. Martin Marietta Materials Inc. NCI Building Systems Inc. Simpson Manufacturing Co., Inc.

In general, these companies come from the building products, machinery, or construction materials industry that are likely to be attracting and retaining talent with similar experience and skills to that of our Company. The median annual revenue of these companies approximates our annual revenue and reflects a range of $600 million to $3.2 billion.

Components of Compensation

For fiscal year 2016, the principal components of compensation for the named executive officers were:

•	base salary;

•	annual cash incentive compensation;

•	long-term equity-based compensation; and

•	benefits and executive perquisites.

The Committee has responsibility for determining all elements of compensation granted to the NEOs and reviews each element of compensation, as well as the relative mix or weighting of elements, on an annual basis.

Base Salary

Base salary is the primary fixed element of total compensation and serves as the foundation for the executive’s compensation structure, since the annual cash incentive program is directly linked to base salary levels. Our NEOs are covered by employment agreements and, accordingly, we pay annual base salaries initially as set forth in these agreements as thereby adjusted. On an annual basis, base salaries are reviewed versus the compensation peer group as well as the subjective assessment of each NEO’s overall contribution to the business performance, strategic importance to our growth objectives, and individual performance and potential for future contributions. The Chief Executive Officer, with input from the human resources department, proposes base salary increases, if any, for all NEOs, excluding himself, based on the aforementioned criteria. His proposal is subject to review and approval (with or without modifications) by the Committee. Changes to Mr. Chlapaty’s base salary are initiated and approved by the Committee directly, subject to the review and final approval of our Board.

The Board and the Committee approved base salary adjustments for each of the NEOs for fiscal year 2016. The table below shows the base salaries established for fiscal year 2016, effective as of May 1, 2015.

Named Executive Officer	Base Salary
Joseph A. Chlapaty	$550,000
Scott A. Cottrill *	$455,000
Mark B. Sturgeon	$320,000
Thomas M. Fussner	$335,000
Ronald R. Vitarelli	$310,000
Robert M. Klein	$290,000

*	Mr. Cottrill joined the Company as its Executive Vice President, Chief Financial Officer, Secretary and Treasurer on November 9, 2015.

Annual Cash Incentive Compensation

The fiscal year 2016 Cash Incentive Plan provides annual cash incentive compensation opportunities based on the Company’s financial performance as well as individual performance. The Cash Incentive Plan is weighted based on the following factors: (i) 80% on three performance measures related to our financial performance (each such measure described below), and (ii) 20% based on individual performance measured through a subjective assessment of performance of the NEO as compared to their annual performance objectives as well as demonstrated leadership. By tying a significant portion of the executive’s total annual cash compensation to annual variable pay, the Committee believes it further reinforces our pay for performance culture and focuses our executives on critical short-term financial and operational objectives, which also support our long-term financial goals.

Establishing Target Payouts

Under the Cash Incentive Plan, target payouts for each NEO are reviewed on an annual basis and compared against the compensation peer group. The Chief Executive Officer, with input from the human resources department, proposes annual target payout adjustments, if any, for all NEOs, excluding himself, based on the aforementioned performance measures. His proposal is subject to review and approval (with or without modifications) by the Committee. Changes to Mr. Chlapaty’s targeted payout from the Cash Incentive Plan are initiated and approved by the Committee directly, subject to the review and final approval of our Board.

Consistent with our compensation principles, the target payouts from the Cash Incentive Program are a significant portion of the target annual cash compensation for our NEOs. The Committee believes the established targets enhance the alignment to our pay-for-performance and stakeholder alignment principles. The target annual cash incentive payouts for fiscal year 2016 as a percentage of salary were as follows:

Target Payout (as a percent of base salary)
Joseph A. Chlapaty	140%
Scott A. Cottrill	75%
Mark B. Sturgeon	75%
Thomas M. Fussner	75%
Ronald R. Vitarelli	75%
Robert M. Klein	65%

Performance Measures

The Committee believes that the following measures reflect key value drivers for purposes of establishing payouts under the Cash Incentive Plan:

•	Adjusted EBITDA — EBITDA before stock based compensation expense, non-cash charges and certain other expenses.

•	Total Net Sales — sales after cash discounts, product returns, and freight rebills.

•	Average Quarterly Debt Balance — average quarter end long-term debt.

•	Individual Goal Achievement — performance of the executives versus their annual performance objectives and demonstrated leadership.

For fiscal year 2016, our Cash Incentive Plan was heavily weighted to profitability and sales performance. Accordingly, 55% of the incentive award was based upon the achievement of certain levels of adjusted EBITDA, 15% was based upon certain levels of Total Net Sales, and 10% was based upon certain levels of average quarterly debt. 20% of the Plan was based upon attainment of certain individual performance objectives and demonstrated leadership.

Performance Thresholds

As reflected in the table below, minimum, target, and maximum performance thresholds were established based on the Committee’s assessment of performance targets that appropriately drive and reward the achievement of growth versus our prior year performance levels. The thresholds established for the non-individual metrics in the Cash Incentive Plan for fiscal year 2016 were as follows:

•	minimum performance thresholds, which earn a 50% payout, were set at pre-restated fiscal year 2015 performance levels;

•	target performance thresholds, which earn a 100% payout, were set at levels to achieve 15% and 31%, growth versus the prior year for Total Net Sales and Adjusted EBITDA, respectively, and a 14% reduction in Average Quarterly Debt versus the prior year; and

•	maximum performance thresholds, which earn a 250% payout, were set at levels to achieve 29% and 61% growth versus the prior year for Total Net Sales and Adjusted EBITDA, respectively, and a 27% reduction in Average Quarterly Debt versus the prior year.

Payout percentages for performance between the minimum and maximum performance thresholds for each of these financial metrics is determined by using linear interpolation. Actual performance results used in determining payout award percentages for each of the three financial metrics were based upon the Company’s fiscal year 2016 unaudited results announced on June 7, 2016. Adjusted EBITDA and Total Net Sales amounts were further adjusted in connection with the completion of the fiscal year 2016 audit, which amounts as adjusted are further described in “Item 6. Selected Financial and Operating Data” of the Company’s Fiscal 2016 Form 10-K. The performance goals and performance results utilized by the Committee in making payout awards for fiscal year 2016 (dollars in millions) for the non-individual metrics in the plan were as follows:

		Performance Levels			Fiscal Year 2016 Performance*
Measure	Measure Weighting	Min	Target	Max	Results	Payout Percent
Adjusted EBITDA	55%	$154.0	$201.0	$248.0	$185.8	84%
Total Net Sales	15%	$1,178.3	$1,350.5	$1,522.6	$1,289.5	82%
Avg Quarterly Debt	10%	$419.0	$361.9	$304.7	$388.1	77%

Payout Percent		50%	100%	250%

*	Amounts used for purposes of determining payout percentages were based upon the Company’s fiscal year 2016 unaudited results announced on June 7, 2016.

The Cash Incentive Plan also includes an individual goal achievement measure, weighted at 20% of the plan, to provide the Chief Executive Officer, the Committee, and our Board the opportunity to distinguish individual performance. Payout percentages ranging from 0% – 250%, identical to the range for the non-individual metrics in the plan, can be awarded to each participant to allow for differentiation based on each NEO’s performance versus individual goals and their demonstrated leadership. Payout percentages for this metric are awarded following an assessment of each NEO’s performance versus their individual objectives established for fiscal year 2016 as well as a subjective evaluation of their demonstrated leadership throughout the year in driving achievement of their individual and the Company’s overall objectives.

The annual performance objectives for Mr. Chlapaty for fiscal year 2016 included (i) leading the achievement of revenue and earnings targets, (ii) leading the on-going development of the senior management development and succession plan, (iii) driving new product development initiatives, (iv) delivering the targeted performance levels for the Ideal Pipe acquisition, (v) developing with the Board a capital return strategy, (vi) updating the long-term strategic plan, and (vii) expanding presence with company outside stakeholders.

The annual performance objectives for Mr. Cottrill for fiscal year 2016 included (i) completing the fiscal year 2015 audit and restatement, (ii) driving Sarbanes Oxley compliance, (iii) implementing the financial reorganization plan, (iv) participating in the updating of the long-term strategic plan, (v) completing the fiscal year 2017 operating budget, and (vi) building relationships with key internal and external stakeholders.

The annual performance objectives for Mr. Sturgeon for fiscal year 2016 included (i) completing all fiscal year 2016 quarterly and annual filings, (ii) developing and implementing an effective investor relations program, (iii) working with the Audit Committee to complete fiscal year 2016 audit, (iv) driving Sarbanes Oxley compliance, (v) updating the long-term strategic plan, and (vi) building relationships with equity analysts, and (vii) building leadership and talent.

The annual performance objectives for Mr. Fussner for fiscal year 2016 included (i) delivering the targeted performance levels for the Ideal Pipe acquisition, (ii) driving achievement of planned conversion costs (iii) leading the achievement of planned freight and logistics performance levels, (iv) driving targeted improvement from pipe quality initiatives, (v) driving improvement in HP pipe production performance, (vi) leading the improved performance of Green Line Polymers, (vii) achieving the planned start-ups for new and relocated production lines, and (viii) building leadership and talent.

The annual performance objectives for Mr. Vitarelli for fiscal year 2016 included (i) driving achievement of planned sales revenue in the U.S. and Canada, (ii) driving pipe new product development initiatives, (iii) leading water quality new product development initiatives, (iv) leading the implementation of initiatives from the resin task force, and (v) building leadership and talent.

The annual performance objectives for Mr. Klein for fiscal year 2016 included (i) driving achievement of planned sales revenue in the U.S, (ii) managing pricing strategies to deliver planned performance levels, (iii) developing and implementing strategies to maintain corporate account relationships, (iv) managing selling expenses, and (v) building leadership and talent in the sales organization.

No specific weightings are attached to any of the foregoing factors, which serve as a general guide for the Committee in determining whether the individual goals for each NEO have been achieved. When considering the individual goal component of the annual performance objectives for our NEOs, the Committee also took into consideration the various factors that resulted in the Company restating its historical financial statements and delay in completing the fiscal 2015 audit. This included consideration of the performance of certain of our NEOs who assumed roles in helping to oversee the completion of the restatement and fiscal year 2015 audit and establishing and implementing a comprehensive remediation plan.

Funding Trigger

Consistent with our pay-for-performance compensation principle, the Cash Incentive Plan includes a funding trigger that requires the achievement of the established minimum threshold performance level for Adjusted EBITDA in order for any potential payout based on the Total Net Sales, Average Quarterly Debt Balance or Individual Goal Achievement measures. For fiscal year 2016, the Adjusted EBITDA funding trigger was set at $154.0 million, the minimum Adjusted EBITDA threshold required to receive a threshold payout of 50% as described above. This requirement was met for the 2016 fiscal year.

Payout Awards for Fiscal Year 2016

The target incentive awards and final approved payouts for fiscal year 2016 were as follows:

Named Executive Officer	Target Incentive Award ($)	Financial Performance Payout ($)	Individual Performance Payout ($)	Total Payout ($)	Approved Payout % vs. Target
Joseph A. Chlapaty	$770,000	$509,515	$240,485	$750,000	97%
Scott A. Cottrill*	$146,951	$97,239	$55,861	$153,100	104%
Mark B. Sturgeon	$240,000	$158,810	$0	$158,810	66%
Thomas M. Fussner	$251,250	$166,254	$95,646	$261,900	104%
Ronald R. Vitarelli	$232,500	$153,847	$80,953	$234,800	101%
Robert M. Klein	$188,500	$124,732	$66,768	$191,500	102%

*	Target incentive award is based on Mr. Cottrill’s pro-rated annual salary from date of hire, November 9, 2015, through March 31, 2016.

Long-Term Equity-Based Compensation

We maintain several equity-based incentive plans as described below under “— Equity-Base Incentive Plans”, including:

•	the ADS Amended 2000 Incentive Stock Option Plan (or the 2000 Plan),

•	the ADS 2008 Restricted Stock Plan (or the 2008 Plan), and

•	the ADS 2013 Stock Option Plan (or the 2013 Plan).

Our NEOs participate in all of the aforementioned plans (except that Mr. Chlapaty and Mr. Cottrill received no award grants under the 2000 Plan). We no longer make awards under the 2000 Plan. On August 12, 2014, our Board amended the 2000 Plan to terminate the reload option feature under the 2000 Plan.

Long-term equity incentive compensation is an integral part of the total compensation for Company executives and links pay to long-term performance. On an annual basis, the long-term equity-based incentives are reviewed versus the compensation peer group as well as the subjective assessment of each NEO’s overall contribution to the business performance, strategic importance to our growth objectives, and individual performance and potential for future contributions. The Chief Executive Officer, with input from the human resources department, proposes long-term equity-based incentives, if any, for all NEOs, excluding himself, based on the aforementioned criteria. His proposal is subject to review and approval (with or without modifications) by the Committee. The long-term equity-based incentive grant, if any, for Mr. Chlapaty is initiated and approved by the Committee directly, subject to the review and final approval of our Board.

In fiscal year 2016, no long-term incentive grants were initiated or approved, although the Company has committed to provide equity based awards of restricted stock and non-qualified stock options to certain key employees, including Scott Cottrill, the Company’s Chief Financial Officer, as part of their appointment, with such grants to occur at a later date. This decision to not initiate a more broad-based grant of long term equity incentives in fiscal year 2016 was based on the scale of the stock option and restricted stock awards approved by the Committee and Board in fiscal year 2014 as part of a comprehensive review of our compensation programs and practices in light of our business model, growth strategy, and planned transition to public ownership. Following that review and discussion, the Committee approved changes to components of our executive compensation programs to establish a sustainable and competitive framework to motivate and retain the leadership talent necessary to drive achievement of planned business results as well as to guide the Company through the transition to being publically owned. At that time, and consistent with those objectives, the Committee and Board approved non-qualified stock option grants from the 2013 Plan that were intended to be multi-year awards.

Benefits and Executive Perquisites

The benefits provided to our NEOs are generally the same as those provided to our other salaried employees and include medical, vision and dental insurance, basic life insurance and accidental death and dismemberment insurance, short- and long-term disability insurance.

All of the NEOs, with the exception of Mr. Chlapaty, participate in our tax-qualified ESOP that covers employees who meet certain service requirements. See “— Equity-Based Incentive Plans — Employee Stock Ownership Plan” for additional information regarding the ESOP.

All of the NEOs are provided with an individually owned life insurance policy providing $200,000 of permanent whole life coverage with a term rider providing an initial death benefit of $200,000. This benefit is in recognition of the carve-out under our group term life insurance program that reduces the maximum benefit available from $450,000 to $50,000 for executives, including NEOs. The death benefit under the term rider is gradually replaced by paid-up additional permanent life insurance provided by the dividends on the policies. The policies also accrue cash values which are owned by the executive, or their designee, and may be available to them while the policies are in effect. Premiums for each policy are paid for by us and the premium is considered taxable income to the NEO.

We also provide our NEOs with certain perquisites. These perquisites include use of Company-owned or leased cars and reimbursement of car-related expenses, payment of automobile insurance premiums for Company provided vehicles, and reimbursement of country club or fitness membership dues. In determining the total compensation payable to our NEOs, the Committee considers perquisites in the context of the total compensation which our NEOs are eligible to receive. However, given the fact that perquisites represent a relatively small portion of the NEO’s total compensation, the availability of these perquisites does not materially influence the decisions made by the Committee with respect to other elements of the total compensation to which our NEOs are entitled or to which they are awarded.

The NEOs are also permitted to make pre-approved personal use of Company aircraft, subject to reimbursement to the Company of the aggregate cost of the aircraft for all (actual and ferry) flight hours associated with routine personal usage. Pursuant to the terms of his employment agreement, Mr. Chlapaty is permitted to use Company aircraft for charitable and philanthropic uses which use is not subject to reimbursement and is reported in the “All Other Compensation” column of our Summary Compensation Table below. Otherwise Mr. Chlapaty reimburses the Company for any routine personal use of Company aircraft. The incremental cost of personal use of Company aircraft is calculated based on the average variable operating cost per hour flown, which includes fuel costs, aircraft maintenance and supplies, landing fees and trip related hanger and parking costs. Fixed costs that do not change based on usage such as hanger rental, aircraft lease payments, insurance and certain administrative expenses are excluded from the incremental cost calculation. If an aircraft flies empty before picking up or after dropping off a passenger flying for personal reasons, this “deadhead” segment is included in the incremental cost of the personal use. If an NEO is traveling on business utilizing Company aircraft and there is otherwise room available on the aircraft for the NEO’s spouse to accompany the NEO, the spouse is permitted to do so.

For a description of the perquisites received by our NEOs during fiscal year 2016, see the “All Other Compensation” column of our Summary Compensation Table below.

Other Executive Compensation Policies and Practices

Risk in Relation to Compensation Programs

Management has assessed our compensation programs and has concluded that there are no plans that provide meaningful incentives for employees, including our NEOs and additional executive officers, to take excessive risks that would be reasonably likely to have a material adverse effect on us. The Company based its assessment on a review of the material compensation plans and arrangements, most notably the long-term equity based compensation programs and the annual cash incentive compensation plan. The Company reached its conclusion in part due to the balance of fixed and variable compensation, balance of short and long-term incentives, design features of the plans, and the oversight and administration of the Committee.

Recoupment of Incentive Compensation Policy

On June 30, 2014 the Board adopted the Recoupment of Incentive Compensation policy to further protect the interests of the stockholders and Company. Under this policy, if, in the opinion of the independent directors of the Board, financial results are materially mis-stated due in whole or in part to intentional fraud or misconduct by one of more of the Company’s executive officers, the independent directors have the discretion to use their best efforts to remedy the fraud or misconduct and prevent its recurrence. The independent directors may, for up to five years following such mis-statement, direct that the Company recover all or a portion of any bonus or incentive compensation paid, or cancel the stock-based awards granted, to the executive officer(s). In addition, the independent directors may, for up to five years following such mis-statement, also seek to recoup any gains realized with respect to equity-based awards, including stock options and restricted stock units.

The independent directors are entitled to exercise remedies pursuant to this policy if each of the following conditions have been met: (1) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated, (2) one or more executive officers engaged in the intentional misconduct, and (3) the bonus or incentive compensation calculated under the restated financial results is less than amount actually paid or awarded.

While the matters identified as part of the restatement of the Company’s historical financial statements and completion of the fiscal year 2015 audit did not result in a finding of intentional fraud or misconduct that would trigger the above-referenced recoupment policy, in light of the uncertainty regarding the Company’s final financial results for the fiscal year-end 2015, the Committee elected to rescind the fiscal year 2015 awards and requested that the NEOs voluntarily return all previously-paid amounts. These bonus amounts were voluntarily returned by each NEO to the Company as reported in the Company’s Current Report on Form 8-K filed with the SEC on August 17, 2015.

Tax and Accounting Considerations

While the accounting and tax treatment of compensation generally has not been a consideration in determining the amounts of compensation for our executive officers, the Committee and management have taken into account the accounting and tax impact of various program designs to balance the potential cost to us with the value to the executive.

The expenses associated with executive compensation issued to our executive officers and other key employees are reflected in our financial statements. We account for stock-based programs in accordance with the requirements of ASC Topic 718, which requires companies to recognize in the income statement the grant date value of equity-based compensation issued to employees over the vesting period of such awards.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee has reviewed and discussed with the Company’s management the Compensation Discussion & Analysis set forth above. Based on such review and discussions, the Compensation and Management Development Committee has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended March 31, 2016.

Respectfully submitted,

    C. Robert Kidder (Chair)

    Richard A. Rosenthal

    Abigail S. Wexner

Summary Compensation Table for Fiscal Year 2016

The following table summarizes the total compensation earned by each of our NEOs for fiscal years noted:

Name and Principal Position	Fiscal Year	Salary $ (1)	Bonus $	Stock Awards $ (2)	Option Awards $ (3)	Non-Equity Incentive Plan Compensation $ (4)	All Other Compensation $ (5)	Total $
Joseph A. Chlapaty	2016	543,750	—	—	—	750,000	137,925	1,431,675
President & Chief Executive Officer	2015	475,000	—	—	—	500,000	189,355	1,164,355
	2014	454,167	—	385,200	3,221,680	300,000	136,588	4,197,635

Scott A. Cottrill	2016	195,935	—	—	—	153,100	34,452	383,487
Executive Vice President, Chief	2015	—	—	—	—	—	—	—
Financial Officer, Secretary and Treasurer	2014	—	—	—	—	—	—	—

Mark B. Sturgeon	2016	317,083	—	—	—	158,810	19,919	495,812
Former Executive Vice President,	2015	285,000	—	—	83,506	155,000	36,755	560,261
Chief Financial Officer, Secretary and Treasurer	2014	270,417	—	128,400	1,075,871	115,000	44,806	1,519,494

Thomas M. Fussner	2016	333,333	—	—	—	261,900	13,959	609,192
Executive Vice President and	2015	315,000	—	—	—	170,000	6,054	491,054
Co-Chief Operating Officer	2014	308,750	—	160,500	1,025,080	105,000	26,654	1,520,984

Ronald R. Vitarelli	2016	307,083	—	—	—	234,800	9,613	551,496
Executive Vice President and	2015	275,000	—	—	—	150,000	5,682	430,682
Co-Chief Operating Officer	2014	264,583	—	160,500	1,025,080	100,000	23,094	1,473,257

Robert M. Klein	2016	288,333	—	—	—	191,500	11,543	491,376
Executive Vice President of Sales	2015	270,000	—	—	187,272	125,000	4,133	586,405
	2014	261,667	—	96,300	878,640	85,000	18,122	1,254,729

(1)	Amounts reported for fiscal year 2016 reflect adjustment to NEO salaries that went into effect on May 1, 2015. The amount reported for Mr. Cottrill reflects his salary from his start date of November 9, 2015. Amounts reported for fiscal year 2014 reflect adjustment to NEO salaries that went into effect as of September 1, 2013.
(2)	There were no restricted stock awards in fiscal years 2016 or 2015. Amounts reported for fiscal 2014 are based on the aggregate grant date fair value of restricted stock awarded, computed in accordance FASB ASC Topic 718, Compensation — Stock Compensation. We calculated the estimated fair value of each share of restricted stock on the date of grant as described in footnote 18 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016.
(3)	The amounts reported in this column are based on the aggregate grant date fair value of stock options awarded, computed in accordance with the FASB ASC Topic 718. We calculated the estimated fair value of each option award on the date of grant using a Black-Scholes option pricing model as described under as in Note 18 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016. The amount in this column for Mr. Sturgeon Mr. and Klein also includes the grant date fair value of reload options issued in connection with the exercise of previously granted options under the 2000 Plan. The dollar amount of the option awards in fiscal year 2014 and 2015 related to reload options for Mr. Sturgeon is $50,791 and $83,506, respectively. The dollar amount of the option awards in fiscal year 2015 related to reload options for Mr. Klein is $187,272.
(4)	The amounts reported in this column consist of amounts to be paid under the Cash Incentive Plan for services rendered in fiscal years 2014, 2015 and 2016, as discussed above under “— Compensation Discussion and Analysis — Components of Compensation — Annual Cash Incentive Compensation.”
(5)	The All Other Compensation column is made up of the following amounts for fiscal year 2016:

Name	Life Insurance Premiums	Dividends on Unvested Restricted Stock (a)	Perquisites (b)	Total $
Joseph A. Chlapaty	4,204	6,213	127,508	137,925
Scott A. Cottrill		—	34,452	35,985
Mark B. Sturgeon	3,664	2,071	14,184	19,919
Thomas M. Fussner	3,834	2,918	—	13,959
Ronald R. Vitarelli	4,094	2,353	—	9,613
Robert M. Klein	2,854	1,600	—	11,543

(a)	During fiscal 2016 we paid four quarterly cash dividends of $0.05 per share to all stockholders of record on June 1, September 1, December 1 and March 1, 2016. In connection with these dividends and based on their respective equity holdings, our NEOs received such dividend payments with respect to unvested shares of restricted common stock, which amounts are reflected in the “All Other Compensation” column.
(b)	The amounts shown in this column include the value of perquisites and other personal benefits to an NEO only if the aggregate value exceeded $10,000. Where we do report perquisites and other personal benefits for an NEO, we have separately quantified each perquisite or personal benefit only if it exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that individual. The amount reported for Mr. Sturgeon includes (i) $4,868 for personal use of automobile and related automobile liability insurance expense, and (ii) $9,315 for reimbursement for social membership dues. The amount reported for Mr. Cottrill includes (i) $32,918 reimbursement for relocation expenses and temporary housing, and (ii) personal use of automobile and related automobile liability insurance expense, which amounts are not quantified since they do not exceed the greater of $25,000 or 10% of the total amount of Mr. Cottrill’s perquisites and personal benefits. The amount reported for Mr. Chlapaty includes (i) $110,152 of incremental cost to us of Mr. Chlapaty’s personal use of Company aircraft for charitable and philanthropic purposes (the incremental cost of personal use of Company aircraft is summarized above under “Compensation Discussion and Analysis — Benefits and Executive Perquisites”), (ii) personal use of automobile and related automobile liability insurance expense, which amounts are not quantified since they do not exceed the greater of $25,000 or 10% of the total amount of Mr. Chlapaty’s perquisites and personal benefits, and (iii) $14,063 of reimbursement for social membership dues.

Grants of Plan-Based Awards for Fiscal Year 2016

The following table provides information concerning awards granted to the NEOs in the last fiscal year under any plan:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3) ($)
		Threshold $	Target $	Maximum $
Joseph A. Chlapaty	N/A	385,000	770,000	1,925,000	—	—	—	—
Scott A. Cottrill (2)	N/A	73,476	146,951	367,378	—	—	—	—
Mark B. Sturgeon	N/A	120,000	240,000	600,000	—	—	—	—
Thomas M. Fussner	N/A	125,625	251,250	628,125	—	—	—	—
Ronald R. Vitarelli	N/A	116,250	232,500	581,250	—	—	—	—
Robert M. Klein	N/A	94,250	188,500	471,250	—	—	—	—

(1)	The amounts shown reflect the estimated payouts for fiscal year 2016 under the Cash Incentive Plan that the respective NEO would be eligible for assuming no use of discretion by the Committee in authorizing such payments. Actual amounts awarded are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For additional information, see discussion above under “— Compensation Discussion and Analysis — Components of Compensation — Annual Cash Incentive Compensation.”
(2)	Mr. Cottrill participated in the Cash Incentive Plan with an initial annual targeted cash bonus of 75% of his base salary and with prorated participation for fiscal year 2016 reflecting his start date of November 9, 2015. Pursuant to the terms of his offer letter, Mr. Cottrill is entitled to receive equity based awards of restricted stock with a value of $300,000 and non-qualified stock options with a value of $500,000, subject to approval by the Company’s Board, which awards will be made at a later date.
(3)	The amounts shown are based on the aggregate grant date fair value of restricted stock and stock options awarded, computed in accordance with FASB ASC Topic 718. We calculated the estimated fair value of each option award on the date of grant using a Black-Scholes option pricing model, as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Employee Benefit Plans — Stock-Based Compensation Plans.”

Outstanding Equity Awards at Fiscal Year Ended March 31, 2016

The following table sets forth the unexercised and unvested stock options and restricted stock held by NEOs at fiscal year-end. Each equity grant is shown separately for each NEO.

	Option Awards					Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options That Are Exercisable	Number of Securities Underlying Unexercised Options That Are Not Exercisable	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (4)
		Shares	Shares	$			Shares	$
Joseph A. Chlapaty
Stock Options (1)	9/01/13	258,885	258,885	13.64	3/31/23
Restricted Stock (3)						5/11	2,824	60,151
Restricted Stock (3)						5/12	11,297	240,626
Restricted Stock (3)						5/13	16,945	360,929

Scott A. Cottrill (5)

Mark B. Sturgeon
Stock Options (2)	4/25/07	34,436	—	10.77	3/31/17
Stock Options (2)	7/22/09	28,679	—	9.43	3/31/19
Stock Options (2)	7/21/10	14,460	—	10.75	3/31/20
Stock Options (2)	8/01/12	9,045	—	12.59	3/31/22
Stock Options (2)	9/01/13	8,162	—	13.64	3/31/23
Stock Options (1)	9/01/13	65,898	98,847	13.64	3/31/23
Stock Options (2)	8/12/14	—	12,353	15.74	3/31/24
Restricted Stock (3)						5/11	941	20,043
Restricted Stock (3)						5/12	3,766	80,216
Restricted Stock (3)						5/13	5,648	120,302

Thomas M. Fussner
Stock Options (2)	7/22/09	29,341	—	9.43	3/31/19
Stock Options (2)	7/21/10	16,216	—	10.75	3/31/20
Stock Options (2)	5/03/11	13,477	—	10.70	3/31/21
Stock Options (2)	8/01/12	10,335	—	12.59	3/31/22
Stock Options (1)	9/01/13	65,898	98,847	13.64	3/31/23
Restricted Stock (3)						5/11	1,883	40,108
Restricted Stock (3)						5/12	5,648	120,302
Restricted Stock (3)						5/13	7,060	150,378

Robert M. Klein
Stock Options (2)	4/25/07	42,363	—	10.77	3/31/17
Stock Options (2)	8/01/12	32,242	—	12.59	3/31/22
Stock Options (1)	9/01/13	56,484	84,726	13.64	3/31/23
Stock Options (2)	8/12/14	—	27,703	15.74	3/31/24
Restricted Stock (3)						5/11	941	20,043
Restricted Stock (3)						5/12	2,824	60,151
Restricted Stock (3)						5/13	4,236	90,227

Ronald R. Vitarelli
Stock Options (1)	9/01/13	65,898	98,847	13.64	3/31/23
Restricted Stock (3)						5/11	941	20,043
Restricted Stock (3)						5/12	3,766	80,216
Restricted Stock (3)						5/13	7,060	150,378

(1)	Stock options issued pursuant to the 2013 Plan, which vest over a five-year period in 20% installments each year, beginning with the first anniversary following the grant date (except for Mr. Chlapaty’s option award, which vest over a four-year period in 25% installments each year). The vesting terms of these options did not accelerate upon completion of our IPO.
(2)	Stock options issued pursuant to the 2000 Plan, which vest over a three-year period in one-third installments each year, beginning with the fifth anniversary following the grant date, provided however that all then-remaining unvested options vested in full upon completion of our IPO.
(3)	Restricted stock issued pursuant to the 2008 Plan, which vest over a five-year period in 20% installments each year, beginning with the first anniversary following the grant date.
(4)	The market value is the product of $21.30, the closing price of our common shares on the NYSE on March 31, 2016, and the number of unvested stock awards.

(5)	Mr. Cottrill participated in the Cash Incentive Plan with an initial annual targeted cash bonus of 75% of his base salary and with prorated participation for fiscal year 2016. Pursuant to the terms of his offer letter, Mr. Cottrill is entitled to receive equity based awards of restricted stock with a value of $300,000 and non-qualified stock options with a value of $500,000, subject to approval by the Company’s Board, which awards will be made at a later date.

Option Exercises and Stock Vested for Fiscal Year 2016

The following table sets forth for each NEO the exercises of stock options and the vesting of stock awards during fiscal year 2016:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (1)
	#	$	#	$
Joseph A. Chlapaty	—	—	19,769	$581,717
Scott A. Cottrill	—	—	—	—
Mark B. Sturgeon	64,601	$1,169,484	9,414	$282,194
Thomas M. Fussner	8,187	$138,442	10,826	$318,063
Robert M. Klein	56,484	$761,969	5,648	$166,009
Ronald R. Vitarelli	—	—	5,742	$169,714

(1)	Amounts shown represent (i) with respect to option awards, the difference between the closing price of our common shares on the NYSE on the date of the options’ exercise and the option exercise price, and (ii) with respect to stock awards, the value of the restricted shares that vest based on the closing price of our common shares on the NYSE on the date (or the closing price of our common shares on the NYSE on the next business day in the event the NYSE was closed on the vesting date) the shares vested. The foregoing values do not necessarily equate to cash realized from the sale of shares acquired upon the exercise of options or vesting of restricted stock as shares were not sold on exercise or upon vesting, but continue to be held by the NEO.
(2)	Restricted stock vests over a five year period in 20% installments each year, beginning with the first anniversary following the grant date. The number of shares listed in this column reflects the total number of shares of restricted stock that vested during fiscal year 2016.

Pension Benefits and Nonqualified Deferred Compensation for Fiscal Year 2016

We do not provide any defined benefit plans or nonqualified deferred compensation plans to our NEOs.

Employment Agreements

Our NEOs have each entered into an amended and restated employment agreement with us, which were negotiated between each NEO and us at arms-length. Certain elements of the compensation payable to our NEOs are set forth in these employment agreements, including initial base salary (subject to periodic adjustment) and scope of incentive compensation and benefits. These employment agreements also require us to make certain payments upon termination or change in control, as set forth below in “— Potential Payments upon Termination or Change in Control.”

Joseph A. Chlapaty. On June 20, 2014, we entered into an amended and restated employment agreement with Mr. Chlapaty, our Chief Executive Officer. The employment agreement provides for an initial employment period ending March 31, 2015. Beginning on January 1, 2015 and each January 1 thereafter, the then remaining term of the employment agreement will be extended automatically for an additional one-year period until termination pursuant to its terms, including termination by either party through notice prior to the January 1 renewal date. Mr. Chlapaty’s annual base salary for fiscal year 2016 was $550,000 and he is entitled to receive annual incentive compensation. The employment agreement also contains customary non-competition and non-solicitation covenants of Mr. Chlapaty that apply during his employment and within a period of two years following the termination of his employment with us and a confidentiality covenant of indefinite duration.

Scott A. Cottrill. On November 9, 2015, we entered into an employment agreement with Mr. Cottrill, our Chief Financial Officer. The employment agreement provides for an initial employment period ending March 31, 2018. Beginning on January 1, 2018 and each January 1 thereafter, the then remaining term of the employment agreement will be extended automatically for an additional one-year period until termination pursuant to its terms, including termination by either party through notice prior to the January 1 renewal date. Mr. Cottrill’s annual base salary for fiscal year 2016 was $455,000 and he is entitled to receive annual incentive compensation. The employment agreement also contains customary non-competition and non-solicitation covenants of Mr. Cottrill that apply during his employment and within a period of two years following the termination of his employment with us and a confidentiality covenant of indefinite duration.

Mark B. Sturgeon. On June 20, 2014, we entered into an amended and restated employment agreement with Mr. Sturgeon, our former Chief Financial Officer. The employment agreement provided for an initial employment period ending March 31, 2015. Beginning on January 1, 2015 and each January 1 thereafter, the then remaining term of the employment agreement extended automatically for an additional one-year period until termination pursuant to its terms, including termination by either party through notice prior to the January 1 renewal date. Mr. Sturgeon’s annual base salary for fiscal year 2016 was $320,000 and he was entitled to receive annual incentive compensation. The employment agreement also contained customary non-competition and non-solicitation covenants of Mr. Sturgeon that apply during his employment and within a period of two years following the termination of his employment with us. It also included a confidentiality covenant of indefinite duration. On November 3, 2015, Mr. Sturgeon notified the Company of his intention to retire from the Company effective March 31, 2016 and effective November 9, 2015 he stepped down as the Company’s Chief Financial Officer, Secretary and Treasurer. Mr. Sturgeon remained employed as an Executive Vice President of the Company until his retirement on March 31, 2016.

Thomas M. Fussner. On June 20, 2014, we entered into an amended and restated employment agreement with Mr. Fussner, our Co-Chief Operating Officer. The employment agreement provides for an initial employment period ending March 31, 2015. Beginning on January 1, 2015 and each January 1 thereafter, the then remaining term of the employment agreement will be extended automatically for an additional one-year period until termination pursuant to its terms, including termination by either party through notice prior to the January 1 renewal date. Mr. Fussner’s annual base salary for fiscal year 2016 was $335,000 and he is entitled to receive annual incentive compensation. The employment agreement also contains customary non-competition and non-solicitation covenants of Mr. Fussner that apply during his employment and within a period of two years following the termination of his employment with us. It also includes a confidentiality covenant of indefinite duration.

Ronald R. Vitarelli. On June 20, 2014, we entered into an amended and restated employment agreement with Mr. Vitarelli, our Co-Chief Operating Officer. The employment agreement provides for an initial employment period ending March 31, 2017. Beginning on January 1, 2017 and each January 1 thereafter, the then remaining term of the employment agreement will be extended automatically for an additional one-year period until termination pursuant to its terms, including termination by either party through notice prior to the January 1 renewal date. Mr. Vitarelli’s annual base salary for fiscal year 2016 was $310,000 and he is entitled to receive annual incentive compensation. The employment agreement also contains customary non-competition and non-solicitation covenants of Mr. Vitarelli that apply during his employment and within a period of two years following the termination of his employment with us. It also includes a confidentiality covenant of indefinite duration.

Robert M. Klein. On June 20, 2014, we entered into an amended and restated employment agreement with Mr. Klein, our Executive Vice President. The employment agreement provides for an initial employment period ending March 31, 2015. Beginning on January 1, 2015 and each January 1 thereafter, the then remaining term of the employment agreement will be extended automatically for an additional one-year period until termination pursuant to its terms, including termination by either party through notice prior to the January 1 renewal date. Mr. Klein’s annual base salary for fiscal year 2016 was $290,000 and he is entitled to receive annual incentive compensation. The employment agreement also contains customary non-competition and non-solicitation covenants of Mr. Klein that apply during his employment and within a period of two years following the termination of his employment with us. It also includes a confidentiality covenant of indefinite duration.

Potential Payments upon Termination or Change in Control

We have outstanding employment agreements with each of our NEOs as described above under “— Employment Agreements” which require the payment of certain benefits to each NEO under certain specified circumstances, which we refer to as Specified Circumstances. Our employment agreements with each NEO identify the following as Specified Circumstances that would require the payment of certain benefits:

•	termination by us at the end of the executive’s initial employment period or renewal period by giving three-month notice,

•	death or disability,

•	termination by the executive at the end of the executive’s initial employment period or renewal period by giving three-month notice, if the executive will have attained the age of 65 years (or 68 years in the case of Mr. Chlapaty) on the employment termination date,

•	termination by the executive upon our breach of material covenant in the employment agreement and failure to cure after receiving notice of such breach,

•	termination by the executive for good reason, which includes the following without the executive’s consent: (i) a reduction in base salary; (ii) our action which would adversely affect the executive’s participation in, or materially reduce his benefits under, any material benefit plan or equity incentive plan; (iii) our action which would adversely affect or reduce the executive’s participation in, or materially reduces the maximum potential incentive compensation available to the executive under any of our material incentive compensation plan or program; (iv) the assignment of the executive to a position of a materially lesser status or degree of responsibility; or (v) the assignment of the executive to a primary work location (A) outside the United States or (B) at which (I) neither we nor our affiliates maintain a significant manufacturing facility or significant office or (II) by virtue of such location, the ability of the executive to perform his duties is materially impaired, and

•	termination by us for no reason or for any reason other than mutual agreement for termination or termination for cause. “Cause” includes the executive’s non-performance of duties, failure to adhere to our policies, misappropriation of our property, conviction of felony or equivalent, or other crimes subject to possible imprisonment or involving theft, misappropriation, embezzlement, fraud or dishonesty.

In the event of termination as a result of the Specified Circumstances described above, each NEO shall be entitled to receive payments and benefits as follows:

•	for the 24 months (or 18 months in the case of Messrs. Vitarelli and Cottrill) following the termination date, we will continue to pay the executive’s base salary, subject to reduction by the proceeds actually paid to the executive under any disability insurance policies maintained by us if the termination is due to the executive’s disability,

•	after the conclusion of our fiscal year in which the termination occurs, we will make a lump sum cash payment in an amount equal to the executive’s accrued bonus for the prior fiscal year,

•

after the conclusion of our first full fiscal year immediately following the conclusion of our fiscal year in which the termination occurs, we will pay the executive (except for Messrs. Vitarelli and Cottrill) a lump sum cash payment, which we refer to as the Termination Bonus I, as calculated under the applicable employment agreement, and

•	after the conclusion of our second full fiscal year immediately following the conclusion of our fiscal year in which the termination occurs, we will pay the executive (except for Messrs. Vitarelli and Cottrill) a lump sum cash payment, which we refer to as the Termination Bonus II, as calculated under the applicable employment agreement.

The payment of the above 24 (or 18) months base salary, Termination Bonus I and Termination Bonus II is conditioned upon the executive’s release of claims against us.

If the executive terminates employment with us at the end of his initial employment period or renewal period by giving three-month notice, but the executive will not have attained the age of 65 years (or 68 years in the case of Mr. Chlapaty) on the employment termination date, then after the conclusion of the fiscal year in which the termination occurs, we will pay to the executive a lump sum cash payment in an amount equal to the accrued bonus for this fiscal year.

Except in the case of Mr. Cottrill, the employment agreements also provide that, notwithstanding anything to the contrary in any equity incentive plan or related agreements, if the executive’s employment is terminated by us for any reason other than for cause, all unvested restricted shares under the 2008 Plan and all unvested options under the 2000 Plan or the 2013 Plan (or only the restricted shares under the 2008 Plan or the options under the 2013 Plan in the case of Mr. Chlapaty) awarded to the executive will fully vest at the employment termination date. Such vested options will be exercisable during the 90 consecutive day period immediately following the employment termination date.

Our stock option agreements with each NEO under the 2000 Plan and the 2013 Plan provide that (i) upon death or disability of the executive, all the options may be exercised during the one-year period commencing on the date of the executive’s death or disability and (ii) upon termination of employment of the executive for any reason other than for death, disability or for cause, all the options may be exercised during the three-month period commencing on the employment termination date.

Change in Control. Under the 2000 Plan, our stock option agreements with the executives provide that all the options may be exercised by the executives commencing at the time of a “change in control.” A “change in control” for this purpose refers to: (i) our entry into an agreement to merge, consolidate or reorganize into or with another corporation or other legal person, and as a result less than 51% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction will be held in the aggregate by officers, directors and holders of a beneficial interest in our voting securities immediately prior to such transaction; (ii) our entry into an agreement to sell or otherwise transfer all or substantially all of its assets to any other corporation or other legal person, and as a result a beneficial interest in less than 51% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by officers, directors and holders of a beneficial interest in our voting securities immediately prior to such sale or transfer; or (iii) during any continuous 12-month period our stockholders’ sale of or entry into an agreement or agreements to sell to anyone other than us our securities representing 50% or more of our combined voting power at the beginning of such 12-month period.

Under the 2008 Plan, our restricted stock agreements with the executives provide that the restricted shares will vest effective at the time of a “change in control.” A “change in control” for this purpose refers to the occurrence of a transaction or series of transactions following which less than a majority of the voting power of us a successor entity is held by the persons who hold the same with respect to us immediately prior to such transaction or series of transactions.

Under the 2013 Plan, our stock option agreements with the executives provide that all the options may be exercised by the executives commencing at the time of a “change in control.” A “change in control” for this purpose refers to the occurrence of a transaction or series of transactions following which less than a majority of the voting power of us a successor entity is held by the persons who hold the same with respect to us immediately prior to such transaction or series of transactions.

Potential Payment. The following table sets forth the payments and benefits that would be received by each NEO in the event a termination of employment or a change-in-control of the Company had occurred on March 31, 2016, over and above any payments or benefits he otherwise would already have been entitled to or vested in on such date under any employment contract or other plan of the Company. The NEO would receive other payments and benefits as well upon termination of employment to which they were already entitled or vested in on such date. The actual amounts to be paid can only be determined at the time of such NEO’s separation from us and could therefore be more or less than the amounts set forth below. For the purposes of the calculations in the table, payments that would be made over time have been presented as a lump sum value.

Name	Severance Payment $	Bonus Payment (4) $	Value of Accelerated Equity (5) $	Total $
Joseph A. Chlapaty
Specified Circumstances (1)	$1,100,000	$2,250,000	$2,644,765	$5,994,765
Other Terminations (2)	$1,100,000	$2,250,000	$—	$3,350,000
Change in Control (3)	$—	$—	$2,644,765	$2,644,765

Scott A. Cottrill
Specified Circumstances (1)	$682,500	$153,100	$—	$835,600
Other Terminations (2)	$682,500	$153,100	$—	$835,600
Change in Control (3)	$—	$—	$—	$—

Thomas M. Fussner
Specified Circumstances (1)	$670,000	$785,700	$1,067,956	$2,523,656
Other Terminations (2)	$670,000	$785,700	$—	$1,455,700
Change in Control (3)	$—	$—	$1,067,956	$1,067,956

Ronald R. Vitarelli
Specified Circumstances (1)	$465,000	$234,800	$1,007,805	$1,707,605
Other Terminations (2)	$465,000	$234,800	$—	$699,800
Change in Control (3)	$—	$—	$1,007,805	$1,007,805

Robert M. Klein
Specified Circumstances (1)	$580,000	$574,500	$973,451	$2,127,951
Other Terminations (2)	$580,000	$574,500	$—	$1,154,500
Change in Control (3)	$—	$—	$973,451	$973,451

(1)	Specified Circumstances include termination (i) by the Company and the end of the respective employment period, (ii) the death of the respective NEO, (iii) the disability of the respective NEO, and (iv) by the Company for no reason or any other reason other than mutual agreement or termination for Cause.
(2)	Other Terminations include termination (i) by the NEO at the end of the respective employment period if such NEO has obtained the age of sixty-five (65) (and with respect to Mr. Chlapaty, 68), (ii) by the NEO following a breach by the Company of any of its material covenants or agreements contained in the NEO’s employment agreement not otherwise cured and (iii) by the NEO for Good Reason (as such term is described above).
(3)	The Company does not provide special change-in-control benefits to NEOs. The Company’s only change-in-control arrangement is accelerated vesting of certain equity awards. No NEO is entitled to any payment or accelerated benefit in connection with a change-in-control of the Company, except for accelerated vesting of stock options granted and restricted stock units granted under the (i) 2000 Stock Option Plan, (ii) the 2008 Restricted Stock Plan or (iii) the 2013 Stock Option Plan. Change-in-Control is defined above.

(4)	Amount reflects accrued bonus for 2016 and, where applicable, Termination Payment I and Termination Payment II (collectively, the “Termination Payments”). The Termination Payment amounts were assumed, although actual amount would depend on performance of the Company in the relevant two years following termination. Termination Payments for subsequent years, if any, upon termination for each NEO (except for Messrs. Vitarelli and Cottrill) are based on a formula equal to the lesser of the bonus paid (i) for the full year immediately prior to termination and (ii) certain bonus calculations earned for the two years following termination. Based on such formula, the Termination Payment amounts included in the table are capped at 2xs the bonus paid for fiscal year 2016 but may be less based on the productivity of the Company for subsequent years. Therefore, for each NEO entitled to Termination Payments, the bonus amounts reflected in the table are 3xs the bonus paid for fiscal year 2016 (comprised of the actual 2016 bonus award amount and 2xs such amount for the Termination Payments). Messrs. Vitarelli and Cottrill are not entitled to Termination Payments. Mr. Cottrill’s bonus amount is prorated based on a period of service from November 9, 2015 through March 31, 2016.
(5)	Amounts include the acceleration of stock options, calculated by multiplying the number of shares underlying each stock option whose vesting would be accelerated or that would vest during the notice period, as the case may be, by the difference between $21.30, the closing price of our common shares on the NYSE on March 31, 2016, and the exercise price of the in-the-money accelerated stock options. Acceleration of restricted stock units are also included and were calculated by multiplying the number of shares underlying each restricted stock unit whose vesting would be accelerated by $21.30. Mr. Cottrill will be eligible to receive, at a later date, equity based awards of restricted stock with a value of $300,000 and non-qualified stock options with a value of $500,000, subject to approval by the Company’s Board.

Payment to Mark B Sturgeon. On November 3, 2015, Mr. Sturgeon notified the Company of his intention to retire from the Company effective March 31, 2016 and effective November 9, 2015 he stepped down as the Company’s Chief Financial Officer, Secretary and Treasurer. Mr. Sturgeon remained employed as an Executive Vice President of the Company until his retirement on March 31, 2016. In connection with his retirement and pursuant to his employment agreement, Mr. Sturgeon was entitled to (A) his accrued bonus for fiscal year 2016, (B) his unpaid base salary in cash through the Employment Termination Date (as defined in the employment agreement) and (C) reimbursement for all expenses paid or incurred by Mr. Sturgeon for which he was entitled to reimbursement by the Company that remained outstanding as of the Employment Termination Date. Mr. Sturgeon was not entitled to a severance payment, Termination Payment I or Termination Payment II or the acceleration of equity awards.

Equity-Based Incentive Plans

2000 Incentive Stock Option Plan

Options granted pursuant to the 2000 Plan constitute incentive stock options for the federal income tax purposes. Any option granted pursuant to the 2000 Plan must be granted within 10 years from the effective date of its adoption. As of September 2008, further grants under the 2000 Plan were discontinued, although existing stock option grants continue to vest.

Shares Under the Plan. The maximum aggregate number of shares available to be issued under the 2000 Plan is 4,707,000, subject to adjustment in the event of changes in our capitalization. As of March 31, 2016, options to purchase 515,138 shares of our common stock were still outstanding and 1,123,149 shares of our common stock were available for future grant under the 2000 Plan. The maximum aggregate fair market value (determined as of the time the option is granted) of all stock with respect to which incentive stock options may be exercisable by an optionee for the first time in any calendar year under the 2000 Plan and any of our other incentive stock option plans cannot exceed $100,000. Shares issued under the 2000 Plan may be authorized and unissued shares or shares held by us in our treasury.

Terms and Conditions of Options. Each option will be evidenced by a written option agreement in such form as approved by our Board. The option agreement may contain conditions for grant of options (such as an employee’s entry into an employment agreement with us or such employee’s agreement on continued employment with us) and adjustment of the underlying shares upon changes in our capitalization. The option agreement shall set forth the number of underlying shares, option price no less than 100% of the fair market value of the underlying share as of the date of grant, period of exercise no longer than 10 years after the date of grant, and dates and conditions for exercise of the option. The option price may be paid in cash, shares of our common stock, a combination of cash and shares or such other consideration as determined by our Board. Prior to August 12, 2014, when our Board terminated the reload feature of the 2000 Plan, if an optionee exercised an option and paid some or all of the option price with shares of our common stock, such optionee was granted a reload option to purchase the number of shares equal to the number of shares used as payment of the option price, subject to adjustment made pursuant to the limitations on the number of shares available for grant under the 2000 Plan. Pursuant to the terms of each incentive stock option award agreement, the vesting for all option awards accelerated and became fully vested upon completion of our IPO.

2008 Restricted Stock Plan

The purpose of the 2008 Plan is to afford an incentive to, and encourage stock ownership by, our key employees so that such employees may acquire or increase their proprietary interest in our success and be encouraged to remain in our employ. Awards under the 2008 Plan must be made before September 15, 2018.

Administration. Our Board supervises the administration of the 2008 Plan. Subject to the provisions of the 2008 Plan, the Board has conclusive authority to construe the 2008 Plan and any restricted stock agreement entered thereunder, and to establish and amend the administrative policies for the administration of the 2008 Plan.

Eligibility. Any of our or our subsidiaries’ directors or employees is eligible to participate in the 2008 Plan.

Shares Available. The maximum aggregate number of shares available to be issued under the 2008 Plan is 1,012,005, subject to adjustment in the event of changes in our capitalization. Such shares must be made available solely from our treasury shares. As of March 31, 2016, 335,656 restricted shares of our common stock were available for future grant under the 2008 Plan.

Participation. Our Board will select participants and determine the terms of the awards under the 2008 Plan, which will be set forth in a restricted stock agreement.

Terms of Awards. The awards of restricted stock will be subject to the terms and restrictions as determined by our Board, which may also modify, or accelerate the termination of, such restrictions. During the period in which any shares are subject to restrictions, the Board may grant to the recipient of the award all or any of the rights of a stockholder with respect to such shares, including the right to vote and to receive dividends. The 2008 Plan authorizes our Board (i) to grant awards to any participant calculated as a percentage of such participant’s base pay and (ii) to determine the amount of such award based on achievement of a target. In addition, the Board may choose, at the time of the grant of an award, to include as part of such award an entitlement to receive dividends or dividend equivalents, subject to such terms and restrictions as the Board may establish. The grant of awards is contingent upon the participant’s execution of an executive responsibility agreement, or such other non-competition, non-solicitation and/or nondisclosure agreement as we may require.

Amendment. We may, by action of our Board, amend or terminate the 2008 Plan at any time, or, by action of the Board with the consent of the anticipant, to amend or terminate any outstanding award of restricted stock.

2013 Stock Option Plan

The purpose of the 2013 Plan is to afford an incentive to, and encourage stock ownership by, our officers and other key employees so that such employees may acquire or increase their proprietary interest in our success and be encouraged to remain in our employ. Options granted pursuant to the 2013 Plan will not constitute incentive stock options for the federal income tax purposes unless expressly designated by our Board. Any option granted pursuant to the 2013 Plan must be granted within 10 years from the effective date of its adoption.

Shares Under the Plan. The maximum aggregate number of shares available to be issued under the 2013 Plan is 3,323,142, subject to adjustment in the event of changes in our capitalization. As of March 31, 2016, options to purchase 1,911,042 shares of our common stock were still outstanding and 1,412,100 shares of our common stock were available for future grant under the 2013 Plan. On May 7, 2014, our Board authorized an amendment to the 2013 Plan that increased the maximum aggregate number of shares available to be issued under the 2013 Plan by 969,642 shares from 2,353,500 shares to 3,323,142 shares. As of March 31, 2016, options to purchase 1,911,042 shares of our common stock were still outstanding and 1,412,100 shares of our common stock were available for future grant under the 2013 Plan. The maximum aggregate fair market value (determined as of the time the option is granted) of all stock with respect to which incentive stock options may be exercisable by an optionee for the first time in any calendar year under the 2013 Plan and any of our other incentive stock option plans cannot exceed $100,000. Shares issued under the 2013 Plan may be authorized and unissued shares or shares held by us in our treasury.

Administration. Our Board administers the 2013 Plan. Subject to the provisions of the 2013 Plan, the Board has the discretion to determine the employees to be granted options and the number of shares subject to each option (except that options granted to members of the Board are subject to the approval of a majority of the our disinterested directors), the time to grant options, the option price, the time and duration to exercise the options. Subject to the terms of the 2013 Plan, the Board also has the discretion to specify additional conditions to the grant and exercise of any option as well as interpret the provisions of, and any option granted under, the 2013 Plan.

Eligible Employees. Options will be granted to our officers and other key employees as our Board select from time to time. However, for any incentive stock options, (i) no employee can be granted an option if such employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of ours or of any of our subsidiaries unless the option price is at least 110% of the fair market value of the underlying shares and such option is not exercisable after the expiration of five years from the date such option is granted, and (ii) such employees must execute a non-competition and non-disclosure agreement in order to receive grant of the options.

Terms and Conditions of Options. Each option will be evidenced by a written option agreement in such form as approved by our Board. The option agreement may contain conditions for grant of options (such as an employee’s entry into an employment agreement with us or such employee’s agreement on continued employment with us) and adjustment of the underlying shares upon changes in our capitalization. The option agreement shall set forth the number of underlying shares, option price no less than 100% of the fair market value of the underlying share as of the date of grant, period of exercise no longer than 10 years after the date of grant, and dates and conditions for exercise of the option. The option price may be paid in cash, shares of our common stock, a combination of cash and shares or such other consideration as determined by our Board. Prior to August 12, 2014, when our Board terminated the reload feature of the 2013 Plan, if an optionee exercised an option and paid some or all of the option price with shares of our common stock, such optionee was granted a reload option to purchase the number of shares equal to the number of shares used as payment of the option price, subject to adjustment made pursuant to the limitations on the number of shares available for grant under the 2013 Plan. Option awards under the 2013 Plan did not fully vest or further accelerate upon completion of our IPO.

Amendment. Our Board may, with respect to any shares of our common stock not subject to options at such time, discontinue or amend the 2013 Plan in any respect as it deems advisable. However, without the approval of our stockholders, the Board cannot increase the aggregate number of shares subject to the 2013 Plan, change the eligibility of employees for participation in the 2013 Plan, issue options with an option price of less than 100% of the fair market value of the shares, or make other amendments which will cause options issued to fail to qualify as incentive stock options for the federal income tax purposes.

Employee Stock Ownership Plan

We sponsor a tax-qualified employee stock ownership plan and trust, or the ESOP, that covers our employees who meet certain service requirements, including all of our NEOs except for Mr. Chlapaty, who does not participate in the ESOP. The ESOP was established effective April 1, 1993, and was originally funded with a 30-year term loan from us as well as a transfer of assets from our profit sharing retirement plan, both of which were used to purchase shares of our convertible preferred stock. The loan is secured by a pledge of unallocated convertible preferred stock purchased by the ESOP with such loan proceeds that has not yet been released from the pledge (as a result of ESOP payments on the loan) and allocated to participants’ ESOP accounts. The ESOP operates as a leveraged ESOP and was designed to enable eligible employees to acquire stock ownership interests in us by virtue of their accounts under the ESOP.

Director Compensation

Prior to the start of fiscal year 2015 we engaged Willis Towers Watson to assist in the review and development of recommended changes to non-employee director compensation structure and levels. Except as described below, our non-employee director compensation structure and levels have remained consistent since the adjustments made prior to the start of fiscal year 2015.

Cash Retainer

Each non-employee director receives an annual cash retainer of $75,000. Each member of a committee of our Board receives additional cash retainers as follows: $8,000 for a member of the audit committee, $6,000 for a member of the compensation and management development committee and $4,000 for a member of the nominating and corporate governance committee.

The chair of each committee of our Board also receives an additional cash retainer. The chair of the compensation and management development committee and the chair of the nominating and corporate governance committee each receive an annual cash retainer of $8,000 and $6,000, respectively.

The annual cash retainer for the chair of our audit committee was previously established at $10,000, which our Board increased in the second half of fiscal year 2016 by $25,000 on a prospective basis in recognition of the time commitment associated with chairing the audit committee, resulting in a total annual cash retainer of $35,000. As a result of this adjustment, payment to our audit committee chair for serving in that capacity in fiscal year 2016 was $22,500.

Beginning in fiscal year 2016, our board established an annual cash retainer for our lead independent director of $15,000, which our Board increased in the second half of fiscal year 2016 by $25,000 on a prospective basis in recognition of the time commitment associated with serving as our lead independent director, resulting in a total cash retainer of $40,000. As a result of this adjustment, payment to our lead independent director for serving in that capacity in fiscal year 2016 was $27,500. None of our directors receive meeting fees in addition to these retainers.

Stock Awards and Stock in Lieu of Cash Retainer

Each non-employee director who is not affiliated with American Securities also shall receive shares of restricted stock in an amount equal to $75,000 at the date of grant that will vest on the one year anniversary of the grant date, subject to cancellation and forfeiture of unvested shares upon termination of service with our Board (the “Director Stock Awards”). Such shares would be issued pursuant to the Advanced Drainage Systems, Inc. Non-Employee Director Compensation Plan (the “Director Stock Plan”).

Each non-employee director who is not affiliated with American Securities is also provided the option to receive their annual cash retainer of $75,000 in the form of shares of restricted stock under the Director Stock

Plan in an amount equal to $75,000 (“Stock in Lieu of Cash Awards”), subject to the same vesting parameters as the Director Stock Awards. For fiscal year 2016, Messrs. Rosenthal, Kidder, Fischer and Eversole, and Ms. Wexner elected to receive Stock in Lieu of Cash Awards.

Director Stock Awards and Stock in Lieu of Cash Awards are to be made on the date of the annual meeting of the Company’s stockholders, are valued as of the grant date and are subject to forfeiture in the event that the Director ceases to serve as a Director during the one-year vesting period. As a result of the delay in holding an annual meeting of our stockholders for fiscal year 2015 (see above under “Introductory Explanatory Note”) we intend to make Director Stock Awards as well as applicable Stock in Lieu of Cash Awards for both fiscal years 2015 and 2016 as of the date of the upcoming annual meeting to be held in October 2016. The fiscal year 2015 grants will be immediately vested. The fiscal 2016 grants will be subject to a one-year vesting requirement.

Expense Reimbursement

Non-employee directors will also continue to receive reimbursement of all reasonable travel and other expenses for attending meetings of our Board or other Company-related functions. Non-employee directors who are affiliated with American Securities are awarded an annual fee of $150,000 in cash, along with fees for service on the various committees as described above, which fees are paid directly to American Securities and not to the director individually.

Fiscal Year 2016 Director Compensation

The following table summarizes the total compensation earned by each of our directors for fiscal year 2016.

Name	Fees Earned or Paid in Cash ($) (10)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Joseph A. Chlapaty (1)	—	—	—	—
Robert M. Eversole (2)	105,500	75,000	—	180,500
David L. Horing (3)	156,000	—	—	156,000
Tanya Fratto (4)	83,000	75,000	—	158,000
Richard A. Rosenthal (5)	81,000	75,000	—	156,000
Alexander R. Fischer (6)	87,000	75,000	—	162,000
M.A. (Mark) Haney (4)	83,000	75,000	—	158,000
C. Robert Kidder (7)	120,500	75,000	—	195,500
Abigail S. Wexner (8)	91,000	75,000	—	166,000
Carl A. Nelson, Jr. (9)	—	—	—	—

(1)	Mr. Chlapaty serves as our Chief Executive Officer and therefore receives no compensation for his service as a director.
(2)	Represents quarterly payments of annual retainer for membership on our Board as well as chairperson and member of the audit Committee.
(3)	Represents quarterly payments of annual retainer for membership on our Board and compensation and management development committee. During fiscal year 2016, Mr. Horing served as a Managing Director at American Securities. Such fees are paid directly to American Securities and not to the director individually. Mr. Horing resigned from our Board effective August 4, 2016.
(4)	Represents quarterly payments of annual retainer for membership on our Board and audit committee.
(5)	Represents quarterly payments of annual retainer for membership on our Board and compensation and management development committee.
(6)	Represents quarterly payment of annual retainer for membership on our Board, audit committee and nominating and corporate governance committee.
(7)	Represents quarterly payment of annual retainer for membership on our Board, for serving as our lead independent director, for serving as chairperson and member of the compensation and management development committee, and for serving as a member of nominating and corporate governance committee.

(8)	Represents quarterly payment of annual retainer for membership on our Board and compensation and management development committee and for serving as chairperson and member of the nominating and corporate governance committee.
(9)	Effective August 4, 2016, the Board appointed Mr. Nelson as a Class I director. As Mr. Nelson joined the board in August 2016, he did not receive any director compensation for fiscal year 2016.
(10)	Each of Messrs. Rosenthal, Kidder, Fischer and Eversole, and Ms. Wexner elected to receive shares of restricted stock in lieu of their $75,000 annual retainer paid in cash for membership on our Board. See above under “— Stock Awards and Stock in Lieu of Cash Retainer.” The number of shares of common stock granted in lieu of cash compensation will be based on the aggregate grant date fair value of our common stock computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. These awards will be made on the date of the annual meeting of the Company’s stockholders. The awards will be valued as of the grant date and will vest on the one year anniversary of the grant date.

Non-Employee Director Stock Ownership Guidelines

To encourage equity ownership among non-employee directors, our Board has adopted stock ownership guidelines applicable to all non-employee directors other than those directors who are affiliated with American Securities. Under the stock ownership guidelines, each non-employee director who is not otherwise affiliated with American Securities is expected to own common stock having a value of at least three times their annual cash retainer. The non-employee directors have five years from the later of the completion of our IPO or the date of their election to fulfill this ownership requirement. The stock ownership guidelines require each non-employee director to retain all shares received, net of shares sold for tax purposes, until the ownership requirements are met.

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships between any member of our compensation and management development committee and any of our executive officers that require disclosure under the applicable rules promulgated under the federal securities laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership by Directors and Executive Officers

The following table shows beneficial ownership of the Company’s common stock by (i) persons believed by us to own beneficially more than 5% of the Company’s outstanding shares, based on our review of SEC filings, (ii) all directors and nominees, (iii) the named executive officers included in the Summary Compensation Table on page 26, and (iv) all directors, nominees, and executive officers (as of August 31, 2016) as a group.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares
Greater than 5% Stockholders
12 West Capital Management LP (1)	4,681,333	8.52%
90 Park Avenue
41st Floor
New York, New York 10016
ASP ADS Investco, LLC (2)	7,546,908	13.74%
c/o American Securities LLC
299 Park Avenue
34th Floor
New York, New York 10171
ESOP (3)	18,923,054	25.62%
c/o Advanced Drainage Systems, Inc.
4640 Trueman Boulevard
Hilliard, Ohio 43026
Stockbridge Partners LLC (4)	3,483,614	6.34%
200 Clarendon Street
35th Floor
Boston, Massachusetts 02116
Waddell & Reed Financial, Inc. (5)	3,010,600	5.48%
6300 Lamar Avenue
Overland Park, Kansas 66202
Wellington Management Group LLP (6)	5,708,024	10.39%
c/o Wellington Management Company LLP
280 Congress Street
Boston, Massachusetts 02210
Joseph A. Chlapaty (7)	10,025,184	18.44%
Directors and Named Executive Officers (not listed above):
Scott A. Cottrill	—	—
Mark B. Sturgeon (8)	621,094	1.13%
Thomas M. Fussner (9)	706,360	1.28%
Ronald R. Vitarelli (10)	160,214	*
Robert M. Klein (11)	470,355	*
Robert M. Eversole	25,483	*
Alexander R. Fischer	7,945	*
Tanya Fratto	3,973	*
M.A. (Mark) Haney	13,973	*
C. Robert Kidder	11,945	*
Richard A. Rosenthal	19,998	*
Abigail S. Wexner	82,945	*
Carl A. Nelson, Jr. (12)	—	—
All current directors and executive officers as a group (13 persons)	12,595,733	22.55%

*	Less than 1%
(1)	We obtained the information regarding share ownership from the Schedule 13G/A filed February 16, 2016, by 12 West Capital Management LP and related entities, which reported sole voting power and sole dispositive power as to 4,681,333 shares of common stock as of December 31, 2015.
(2)	We obtained the information regarding share ownership from the Schedule 13G filed February 17, 2015, by ASP ADS Investco, LLC and related entities, which reported shared voting power and shared dispositive power as to 7,546,908 shares of common stock as of December 31, 2014.
(3)	Consists of shares of common stock issuable upon the exercise of the conversion option for all of the 24,600,955 shares of ESOP Preferred Stock held by the ESOP at a ratio of 1-to-0.7692.
(4)	We obtained the information regarding share ownership from the Schedule 13G/A filed February 16, 2016, by Stockbridge Partners LLC and related entities, which reported shared voting power and shared dispositive power as to 3,483,614 shares of common stock as of December 31, 2015.
(5)	We obtained the information regarding share ownership from the Schedule 13G/A filed February 12, 2016, by Waddell & Reed Financial, Inc. and related entities, which reported sole voting power and sole dispositive power as to 3,010,600 shares of common stock as of December 31, 2015.
(6)	We obtained the information regarding share ownership from the Schedule 13G filed June 10, 2016, by Wellington Management Group LLP and related entities, which reported shared voting power as to 3,844,352 shares of common stock and shared dispositive power as to 5,708,024 shares of common stock as of May 31, 2016.
(7)	Includes, with respect to Joseph A. Chlapaty, 165,386 shares of common stock directly owned by Mr. Chlapaty, 16,945 restricted shares of common stock owned by Mr. Chlapaty as to which Mr. Chlapaty has sole voting power, 9,634,025 shares of common stock owned of record by the Joseph A. Chlapaty Trust, as to which Mr. Chlapaty, as trustee, has voting and investment power, 388,328 shares of common stock issuable upon the exercise of vested stock options (or vesting within 60 days of August 31, 2016), and 500 shares of common stock directly owned by Mr. Chlapaty’s spouse, but excludes any shares of common stock directly owned by Mr. Chlapaty’s children and any shares of common stock beneficially owned by Mr. Chlapaty’s children through irrevocable trusts of which Mr. Chlapaty is not a trustee. Mr. Chlapaty disclaims beneficial ownership of the above excluded shares except to the extent of any pecuniary interest (as defined in Rule 16a-1(a)(2) promulgated under the Exchange Act) that he may have as to such excluded shares.
(8)	Includes, with respect to Mark B. Sturgeon, 621,094 shares of common stock directly owned by Mr. Sturgeon.
(9)	Includes, with respect to Thomas M. Fussner, 576,170 shares of common stock directly owned by Mr. Fussner, 7,531 restricted shares of common stock owned by Mr. Fussner as to which Mr. Fussner has sole voting power, and 122,659 shares of common stock issuable upon the exercise of vested stock options (or vesting within 60 days of August 31, 2016 ).
(10)	Includes, with respect to Ronald R. Vitarelli, 54,777 shares of common stock directly owned by Mr. Vitarelli, 6,590 restricted shares of common stock owned by Mr. Vitarelli as to which Mr. Vitarelli has sole voting power, and 98,847 shares of common stock issuable upon the exercise of vested stock options (or vesting within 60 days of August 31, 2016 ).
(11)	Includes, with respect to Robert M. Klein, 306,788 shares of common stock directly owned by Mr. Klein, 4,236 restricted shares of common stock owned by Mr. Klein as to which Mr. Klein has sole voting power, and 159,331 shares of common stock issuable upon the exercise of vested stock options (or vesting within 60 days of August 31, 2016 ).
(12)	Mr. Nelson was appointed to our Board on August 4, 2016, as such he did not hold a beneficial interest in the Company as of August 31, 2016.

The following table sets forth information as of August 31, 2016 with respect to the beneficial ownership of our convertible preferred stock, all of which is owned by the ESOP. None of our current directors or executive officers owns any of the outstanding shares of our convertible preferred stock.

Title of class	Shares Beneficially Owned	Percent of class
ESOP Preferred Stock	24,600,955	100%

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Registration Rights Agreement

We have entered into a registration rights agreement (the “Registration Rights Agreement”), with certain of our stockholders, including ASP ADS Investco, LLC. The Registration Rights Agreement grants to certain of our stockholders the right to cause us, generally at our own expense, to use our reasonable best efforts to register certain of our securities held by such stockholders for public resale, subject to certain limitations. In the event we register any of our common stock, certain of our stockholders also have the right to require us to use our reasonable best efforts to include in such registration statement shares of our common stock held by them, subject to certain limitations, including as determined by the underwriters. The Registration Rights Agreement also provides for us to indemnify certain of our stockholders and their affiliates in connection with the registration of our common stock.

Indemnification agreements

We have entered into indemnification agreements with our directors and senior officers. The indemnification agreements provide the directors and senior officers with contractual rights to the indemnification and expense advancement rights provided under our amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Policies and procedures for related party transactions

Our Board has adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. The nominating and corporate governance committee of our Board will review related party transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and Directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, Directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, during the fiscal year ended March 31, 2016, or with respect to such fiscal year, all Section 16(a) filing requirements were met.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR FISCAL YEAR 2017

Deloitte & Touche LLP served as independent registered public accounting firm to the Company in fiscal year 2016 and has been retained to serve in such capacity in fiscal year 2017. The Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm in the future. In such event, the Audit Committee may retain Deloitte & Touche LLP, notwithstanding that the stockholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required for Approval

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required for approval. Abstentions will have the same effect as votes against the proposal. This proposal is a discretionary item and, thus, NYSE member brokers that do not receive instructions from beneficial owners may vote your shares in their discretion. Therefore, there will be no broker non-votes on this proposal.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending March 31, 2017. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has sole responsibility for appointing the Company’s independent registered public accounting firm, but will consider the outcome of the stockholder vote on ratification of any appointment.

Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2003 and is expected to continue as the Company’s auditors for the fiscal year 2017. In accordance with its responsibilities under its charter and the NYSE listing standards, the Audit Committee will assess periodically the advisability of rotating audit firms for audits in future years. Representatives of Deloitte & Touche LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees

The Audit Committee has sole responsibility, in consultation with management, for approving the terms and fees for the engagement of the independent registered public accounting firm for audits of the Company’s financial statements and internal control over financial reporting. In addition, the Audit Committee must preapprove all audit, audit-related and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit, audit-related and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

For the fiscal years ended March 31, 2016 and 2015, Deloitte & Touche LLP (“Deloitte), the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates billed or will bill the Company fees as follows:

Fiscal Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Services
2016	$3,565,100	$0	$7,600	$2,000
2015	$8,053,180	$652,000	$0	$2,150

Fees noted in “Audit Fees” in fiscal years 2016 and 2015 represent fees for the audits of the annual consolidated financial statements as of and for the years ending March 31, 2016 and 2015; and reviews of the interim financial statements included in quarterly reports and services normally provided by the independent registered public accounting firm in connection with statutory filings.

“Audit-Related Fees” in fiscal year 2015 represent fees for the annual audit of the ESOP, public offering and related comfort letter activities, and M&A transactions. There were no fees incurred by the Company from Deloitte related to “Audit-Related Fees” in fiscal year 2016.

“Tax fees” in fiscal year 2016 represent fees for international tax compliance services.

Fees noted in “All Other Services” in fiscal years 2016 and 2015 represent an annual subscription for access to the on-line accounting research tool of Deloitte.

The Audit Committee has approved all non-audit services described above and has concluded that the provision of these non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

In early 2016 during the performance of the audit of the Company’s financial statements for the year ended March 31, 2015 and for the restated financial statements for the years ended March 31, 2014 and 2013, Deloitte, advised the Company’s Audit Committee that they had identified a matter that raised concerns in relation to the SEC’s auditor independence rules. A member of the Deloitte audit engagement team acquired personal financial interests in the Company by family attribution in January 2016, which was not permissible under the SEC’s auditor independence rules. Deloitte identified the Transactions within two days of the acquisitions, and advised the Covered Person to dispose of the shares and to cease providing services to the Company immediately. The financial interests were disposed of promptly. Deloitte also removed the Covered Person from the audit engagement team and replaced the Covered Person with another qualified professional who re-performed the work performed by the Covered Person for the period in question to ensure a lack of bias in Deloitte’s audit procedures. Accordingly, for the reasons noted above, Deloitte advised the Audit Committee that the Covered Person’s financial interests in the Company did not impact the objectivity, integrity and impartiality of Deloitte and the individuals responsible for the planning and execution of the Company’s audit for the year ended March 31, 2015 and the audits of the Company’s restated financial statements for the years ended March 31, 2014 and 2013.

The Audit Committee also separately reviewed and considered the impact that these matters may have had on Deloitte’s independence with respect to it under the applicable SEC and PCAOB independence rules. After considering all of the facts and circumstances, including those noted above, the Audit Committee determined that the matter would not impair Deloitte’s ability to exercise objective and impartial judgment or Deloitte’s independence on all issues encompassed with their audit engagement for the Company’s financial statements for the year ended March 31, 2015 and for the Company’s restated financial statements for the years ended March 31, 2014 and 2013.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with the Company’s management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company for the fiscal year ended March 31, 2016. The Audit Committee has also discussed with Deloitte & Touche LLP all matters required by the Public Company Accounting Oversight Board Auditing Standards No. 16, Communications with Audit Committee. The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the communications of Deloitte & Touche LLP concerning independence and has discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions noted above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016, for filing with the Securities and Exchange Commission.

Respectfully submitted,

    Robert M. Eversole, Chair

    Alexander R. Fischer

    Tanya Fratto

    M.A. (Mark) Haney

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in detail under the heading “Executive Compensation Discussion & Analysis” and in the compensation tables and narrative disclosures that accompany the compensation tables, the Company’s compensation program for the named executive officers is designed to attract, motivate and retain talented executives who will provide leadership for the Company’s success. Under this program, the named executive officers are rewarded for individual and collective contributions to the Company consistent with a “pay for performance” orientation. Furthermore, the executive officer compensation program is aligned with the nature and dynamics of the Company’s business, which focuses management on achieving the Company’s annual and long-term business strategies and objectives. The compensation and management development committee regularly reviews the executive compensation program to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and stockholders through the use of equity-based awards. The Board has currently determined to hold the advisory vote on executive compensation each year, meaning that after the 2016 Annual Meeting of Stockholders, the next advisory vote on executive compensation will be held at the 2017 Annual Meeting of Stockholders.

The Company is asking the stockholders to indicate their support for the Company’s named executive officer compensation as described in this Proxy Statement. Accordingly, the Company asks the stockholders to vote “FOR” the following resolution at the 2016 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders, including the Compensation Discussion & Analysis, the Summary Compensation Table and the other related tables and disclosure.”

As an advisory vote, this proposal is not binding upon the Company. However, the compensation and management development committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required

Although the vote is non-binding, the Company will consider the affirmative vote of a majority of the votes cast on the proposal as approval of the compensation of the Company’s named executive officers. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Board Recommendation

The Board recommends a vote “FOR” the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

PROPOSAL FOUR: ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in Proposal Three above, the Company’s stockholders are being provided the opportunity to cast an advisory vote on the Company’s compensation of its named executive officers. Pursuant to Section 14A of the Exchange Act of the 1934 (which was added by the Dodd-Frank Act), the Company must also permit stockholders to cast an advisory vote on how often the Company should include an advisory vote on the Company’s compensation of its named executive officers in its proxy materials for future annual stockholder meetings (or special stockholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal Four, stockholders may vote to have the non-binding advisory vote on the Company’s compensation of its named executive officers every year, every two years or every three years.

The Board believes that the advisory vote on compensation for the Company’s named executive officers should be conducted every year so that stockholders may annually express their views on the Company’s compensation principles, policies and practices.

Vote Required

As an advisory vote, this proposal is non-binding. However, the Company will consider the outcome of the vote when deciding the frequency with which to present to stockholders for a non-binding vote the compensation of the Company’s named executive officers. The option of one year, two years, or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Board Recommendation

The Board recommends a vote for “ONE YEAR” with respect to how frequently a non-binding stockholder vote to approve the compensation of the Company’s named executive officers should occur. Stockholders should be aware that they are not voting “for” or “against” the recommendation of the Board to hold an annual advisory vote on executive compensation. Rather, stockholders will be casting votes to recommend an advisory vote on executive compensation ever year, once every two years, or once every three years, or they may abstain entirely from voting. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’ recommendation.

STOCKHOLDER PROPOSALS FOR

THE 2017 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2017 Annual Meeting and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that meeting must deliver the proposal to the Company at our headquarters at 4640 Trueman Boulevard, Hilliard, Ohio 43026, no later than May 26, 2017, and must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the advance notice provisions in the Company’s Bylaws. These provisions require a stockholder to provide certain information required by the Company’s Bylaws with respect to each proposal, including (a) a description of the business to be brought before the meeting and the text of the proposal, (b) the stockholder’s reasons for conducting the business at the meeting, (c) biographical and share ownership information of the stockholder (and certain affiliates), and (d) descriptions of any material interests of the stockholder (and certain affiliates) in the proposed business and any arrangements between the stockholder (and certain affiliates) and another person or entity with respect to the proposed business.

Any stockholder who intends to present a proposal at the 2017 Annual Meeting other than for inclusion in the Company’s proxy statement and form of proxy must comply with the advance notice provisions in the Company’s Bylaws. In addition, these provisions require that such stockholder deliver the proposal to the Company at our headquarters at 4640 Trueman Boulevard, Hilliard, Ohio 43026, not less than ninety nor more than one hundred twenty calendar days prior to the first anniversary date of the preceding year’s annual meeting. Otherwise, such proposal will be untimely. Based on the current date of the 2016 Annual Meeting, a proposal for the 2017 Annual Meeting must be delivered no earlier than June 29, 2017 or later than July 29, 2017 to be timely. The Company reserves the right to exercise discretionary voting authority on the proposal if a stockholder submits the proposal earlier than earlier than June 29, 2017 or later than July 29, 2017.

MISCELLANEOUS

The Company will bear the cost of preparing and mailing this statement, with the accompanying proxy and other instruments. The Company will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such instruments to and obtaining proxies from security holders and beneficiaries for whose account they hold registered title to the Company shares. Directors, officers and other employees of the Company, acting on its behalf, may also solicit proxies, for which they will not receive any additional compensation. Proxies may be solicited personally, by mail, by telephone, by email or via the Internet. This Proxy Statement and the accompanying proxy will be sent to stockholders by mail on or about September 26, 2016.

Under rules of the Securities Exchange Commission, to minimize mailing costs we are permitted to send a single set of annual reports and proxy statements to any household at which two or more stockholders reside if they appear to be members of the same family (this practice is known as “householding”). A number of brokerage firms have also instituted this practice with respect to the delivery of documents to stockholders residing at the same address. With this practice, however, each stockholder continues to receive a separate proxy card for voting. Any stockholder affected by this practice who desires to receive multiple copies of annual reports and proxy statements in the future may write or call Investor Relations at 4640 Trueman Boulevard, Hilliard, Ohio 43026, Attention: Investor Relations, telephone 800.733.7473. We will deliver the requested documents to you promptly upon your written or oral request. Any stockholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact our Investor Relations department at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the proxies to vote the shares represented thereby on such matters in accordance with their best judgment.

ADVANCED DRAINAGE SYSTEMS, INC.

Scott A. Cottrill
Secretary

September 23, 2016

ADVANCED DRAINAGE SYSTEMS, INC./WMS 4640 TRUEMAN BOULEVARD HILLIARD, OH 43026

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M94314-P67297	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANCED DRAINAGE SYSTEMS, INC./WMS
The Board of Directors recommends you vote FOR all of the nominees listed and FOR proposals 2 and 3. The Board of Directors recommends a vote for ONE YEAR on proposal 4.
1. Election of Directors		For	Against	Abstain
1a. Robert M. Eversole		☐	☐	☐
1b. Alexander R. Fischer		☐	☐	☐
1c. M.A. (Mark) Haney		☐	☐	☐
1d. C. Robert Kidder		☐	☐	☐
1e. Richard A. Rosenthal		☐	☐	☐
1f. Abigail S. Wexner		☐	☐	☐			For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2017.							☐	☐	☐
3. Approval, in a non-binding advisory vote, of the compensation for named executive officers.							☐	☐	☐
						1 Year	2 Years	3 Years	Abstain
4. Recommendation, in a non-binding advisory vote, for the frequency of future advisory votes on executive compensation.						☐	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M94315-P67297

ADVANCED DRAINAGE SYSTEMS, INC./WMS

Annual Meeting of Stockholders

October 27, 2016 10:00 A.M.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Joseph A. Chlapaty and Scott A. Cottrill, and each of them with respect to any shares of common stock held by the undersigned as proxies to attend the annual meeting of stockholders of the Company to be held on Thursday, October 27, 2016 at 10:00 a.m., Eastern Time, at the Athletic Club of Columbus, 136 East Broad Street, Columbus, Ohio 43215 and any adjournment thereof and vote all shares held by or for the benefit of the undersigned as indicated on the reverse side of this card for the election of Directors and on the Board of Directors proposals listed; and, at their discretion, on such other matters as may properly come before the meeting. If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors, FOR the recommendations of the Board of Directors on proposals 2 and 3, and ONE YEAR for proposal 4.

IMPORTANT NOTICE TO PARTICIPANTS IN THE ADVANCED DRAINAGE SYSTEMS, INC. EMPLOYEE STOCK OWNERSHIP PLAN

This proxy also provides voting instructions for shares of the ESOP Preferred Stock held by the Trustee of the Advanced Drainage Systems, Inc. Employee Stock Ownership Plan and its related trust (“ESOP”) and directs such Trustee to vote all shares of the ESOP Preferred Stock held for the benefit of the undersigned as indicated on the reverse side of this card for the election of Directors and on the Board of Directors proposals listed; and, at their discretion, on such other matters as may properly come before the meeting. If no instructions are given or if your voting instructions are not received on or before 11:59 pm ET on October 21, 2016, the cut-off date for purposes of providing voting instructions for the ESOP Preferred Stock, the Trustee will vote the uninstructed shares of the ESOP Preferred Stock in direct proportion to the voting of shares of the ESOP Preferred Stock for which instructions have been received, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended.

Votes should be received by the Company’s proxy tabulator, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. ET on October 26, 2016, for shares of common stock to be voted and 11:59 p.m. ET on October 21, 2016, for the Trustee to vote the ESOP Preferred Stock. Broadridge will report separately to the proxies identified above and to the Trustee of the ESOP as to proxies received and voting instructions provided, respectively.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

ADVANCED DRAINAGE SYSTEMS, INC.

September 23, 2016

To:	Participants in the Advanced Drainage Systems, Inc. Employee Stock Ownership Plan and its related trust (the “ESOP”)

Re:	Voting instructions for the Trustee of the ESOP for the 2016 Annual Meeting of Stockholders.

As described in the enclosed materials, proxies are being solicited in connection with the proposals to be considered at the upcoming Annual Meeting of Stockholders of Advanced Drainage Systems, Inc. (the “Company”). We hope you will take advantage of the opportunity to direct the manner in which shares of the ESOP Preferred Stock of the Company allocated to your account under the ESOP will be voted.

Enclosed with this letter is the Proxy Statement, which describes the matters to be voted upon, along with a proxy card and the annual report. After you have reviewed the Proxy Statement, we urge you to provide voting instructions to the Trustee of the ESOP regarding your allocated shares of the ESOP Preferred Stock under the ESOP by marking, dating, signing and returning the enclosed proxy card. Broadridge Financial Solutions will tabulate the votes for the purpose of having those shares voted by the Trustee of the ESOP.

We urge each of you to vote, as a means of participating in the governance of the affairs of the Company. If your voting instructions are not received, the Trustee will vote the uninstructed shares of the ESOP Preferred Stock in the same proportion in which it has received voting instructions.

If you also own shares of the Company’s common stock outside of the ESOP, the enclosed will also serve as a proxy for purposes of voting at the annual meeting. Please return all your voting materials so that all shares of the ESOP Preferred Stock may be voted.

Very truly yours,

Joseph A. Chlapaty
President and Chief Executive Officer